UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GLAUKOS CORPORATION
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	May 31, 2018
Time:	9:00 a.m. Pacific Time
How to Participate:

Our annual meeting will be a completely virtual meeting of stockholders.  To participate, vote or submit questions during the annual meeting via live webcast, please visit:  www.virtualshareholdermeeting.com/GKOS2018.  You will not be able to attend the annual meeting in person.

Items of Business:

(1)  Elect the three directors named in the accompanying Proxy Statement to serve until the Company’s 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified;

(2)  Approve, on an advisory basis, the compensation of the Company’s named executive officers;

(3)  Approve, on an advisory basis, the frequency of future advisory votes on executive compensation;

(4)  Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018;  and

(5)  Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Who May Vote:

Stockholders of record at the close of business on April 5, 2018.  Your vote is important to us. Whether or not you expect to attend the annual meeting via live webcast, please submit a proxy as soon as possible to instruct how your shares are to be voted at the annual meeting. If you participate in and vote your shares at the annual meeting, your proxy will not be used.

By Order of the Board of Directors,

Robert L. Davis
Senior Vice President, General Counsel & Secretary

229 Avenida Fabricante
San Clemente, California 92672

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 31, 2018

Our Board of Directors is soliciting your proxy for the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 31, 2018, at 9:00 a.m. Pacific Time, and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement.  We will be hosting the Annual Meeting via live webcast on the Internet.  Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/GKOS2018.  Stockholders may vote and ask questions while connected to the Annual Meeting on the Internet.  You will not be able to attend the Annual Meeting in person.

Unless the context otherwise requires, references in this Proxy Statement to “Company,” “we,” “our,” “us,” and similar terms refer to Glaukos Corporation, a Delaware corporation.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our 2017 Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Annual Report”) are available on the Internet at www.proxyvote.com.  These materials are also available on our corporate website at http://investors.glaukos.com. The other information on our corporate website does not constitute part of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

We are using the Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) instead of a printed copy of this Proxy Statement and our 2017 Annual Report. The Notice of Internet Availability contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice of Internet Availability also contains instructions on how each of those stockholders can receive a printed copy of our proxy materials, including this Proxy Statement, our 2017 Annual Report and a proxy card or voting instruction form. All stockholders who do not receive a Notice of Internet Availability or a copy of the proxy materials by email will receive a printed copy of the proxy materials by mail. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

We are first mailing the Notice of Internet Availability to our stockholders on or about April 18, 2018. For stockholders who have affirmatively requested printed copies of proxy materials, we intend to first mail printed copies of this Proxy Statement, the accompanying proxy card or voting instruction form and our 2017 Annual Report on or about April 20, 2018.

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

1.

The election of three director nominees named in this Proxy Statement to serve until our 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified (“Proposal 1”);

2.	The approval, on an advisory basis, of the compensation of our Named Executive Officers (as hereinafter defined) (“Proposal 2”);

3.	The approval, on an advisory basis, of the frequency of future advisory votes on executive compensation (“Proposal 3”); and

4.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018 (“Proposal 4”).

Stockholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends that you vote your shares:

1.	“FOR ALL” of the following director nominees named in this Proxy Statement to be elected to the Board of Directors: Thomas W. Burns, Gilbert H. Kliman, M.D. and Marc A. Stapley;

2.	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers;

3.	“1 YEAR” with respect to the approval, on an advisory basis, of the frequency of future advisory votes on executive compensation; and

4.	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Who is entitled to vote?

Only stockholders of record at the close of business on April 5, 2018 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, there were 34,826,521 shares of our common stock outstanding and entitled to vote at the Annual Meeting.  A list of stockholders entitled to vote at the Annual Meeting will be available for examination at our principal executive offices at the address listed above for a period of 10 days prior to the Annual Meeting, and during the Annual Meeting such list will be available for examination at www.virtualshareholdermeeting.com/GKOS2018.

What is the difference between a “beneficial owner” and a “stockholder of record”?

Whether you are a “beneficial owner” or a “stockholder of record” with respect to your shares depends on how you hold your shares:

•

Beneficial Owners. Most of our stockholders hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own names. If you hold shares in street name, you are a “beneficial owner” of those shares, and the Notice of Internet Availability or a complete set of the proxy materials, together with a voting instruction form, will be forwarded to you by your broker, bank or other nominee.

•

Stockholders of Record. If you hold shares directly in your name with our stock transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” with respect to those shares, and the Notice of Internet Availability or a complete set of the proxy materials, together with a proxy card, have been sent directly to you by the Company.

Can I attend the Annual Meeting?

We will be hosting the Annual Meeting live via the Internet.  You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at

www.virtualshareholdermeeting.com/GKOS2018.  Stockholders may vote and ask questions while connected to the Annual Meeting on the Internet.

The Annual Meeting webcast will begin promptly at 9:00 a.m., Pacific Time.  We encourage you to access the Meeting webcast prior to the start time.  Online check-in will begin at 8:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

What do I need in order to be able to participate in the Annual Meeting?

You will need the 16-digit control number included on your Notice of Internet Availability or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting.  Instructions on how to connect to the Annual Meeting and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/GKOS2018.  If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.

Why is the Company holding the Annual Meeting virtually?

We are embracing technology to provide expanded access, improved communication, and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate from any location around the world. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in-person meeting format and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in-person annual meeting of stockholders.

How do I vote and what are the voting deadlines?

•

Beneficial Owners.  If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability or voting instruction form from the broker, bank or other nominee holding your shares.  You should follow the instructions in the Notice of Internet Availability or voting instruction form in order to instruct your broker, bank or other nominee on how to vote your shares.  The availability of telephone and Internet voting will depend on the voting process of the broker, bank or nominee.

•	Stockholders of Record. If you are a stockholder of record, there are several ways to direct how your shares are voted at the Annual Meeting.

Via the Internet.  You may submit a proxy over the Internet at www.proxyvote.com 24 hours a day, seven days a week.  You will need the 16-digit control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials).  Proxies submitted through the Internet must be received by 11:59 p.m., Eastern Time, on May 30, 2018.

By Telephone.  You may submit a proxy using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week.  You will need the 16-digit control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials).  Proxies submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 30, 2018.

By Mail.  If you received printed proxy materials, you may direct how your shares are voted at the Annual Meeting by completing, signing, and dating each proxy card received and returning it in the prepaid envelope.  Sign your name exactly as it appears on the proxy card.  Proxy cards submitted by mail must be received no later than May 30, 2018 to be voted at the Annual Meeting.

During the Annual Meeting.  Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/GKOS2018.

If you submit a proxy via the Internet or by telephone, your voting instructions authorize the proxy holders in the same manner as if you signed, dated, and returned your proxy card.  If you submit a proxy via the Internet or by telephone, you do not need to return your proxy card.

Can I revoke or change my vote after I submitted my proxy?

•

Beneficial Owners.  If you are a beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions for revoking or changing your vote.

•	Stockholders of Record. If you are a stockholder of record, you may change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

•	signing and returning a new proxy card with a later date;

•	submitting a later-dated vote by telephone or via the Internet – only your latest Internet or telephone proxy received by 11:59 p.m., Eastern Time, on May 30, 2018, will be counted;

•	participating in the Annual Meeting live via the Internet and voting your shares electronically at the Annual Meeting; or

•	delivering a written revocation to our Corporate Secretary at the address above to be received before the voting at the Annual Meeting.

How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

If you submit a signed proxy or voting instruction form but do not indicate your specific voting instructions on one or more of the proposals listed in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement, your shares will be voted as recommended by our Board of Directors on those proposals and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

How many shares must be present or represented to conduct business at the Annual Meeting?

The holders of a majority of our shares of common stock issued and outstanding on the Record Date and entitled to vote at the Annual Meeting, present or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof. If you submit a proxy or voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, even if you abstain from voting your shares. If a broker indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” those shares will also be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present, our Amended and Restated Bylaws (“Bylaws”) provide that the Annual Meeting may be adjourned by the chairperson of the meeting or by stockholders entitled to vote at the Annual Meeting, present or represented by proxy.

What vote is required to approve each of the proposals?

Each share of our common stock outstanding at the close of business on the Record Date is entitled to one vote on each of the three director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

For purposes of Proposal 1 (election of directors), you may vote FOR ALL of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one of the nominees. Our Bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, the three director nominees receiving the highest number of affirmative votes will be elected as Class III directors to serve until the 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified.

For purposes of Proposal 2 (advisory approval of named executive officer compensation) and Proposal 4 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm),  you may vote FOR, AGAINST or ABSTAIN. For purposes of Proposal 3 (advisory approval of the frequency of future advisory votes on executive compensation), you may vote 1 YEAR, 2 YEARS, 3 YEARS or ABSTAIN.  Approval of each of these proposals requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy and entitled to vote on the proposal at the Annual Meeting. If no frequency option receives the foregoing majority approval at the Annual Meeting, our Board of Directors will consider the option receiving the highest number of votes as the preferred frequency option of our stockholders.

Please be aware that each of Proposals  2, 3 and 4 are advisory only and are not binding on the Company. Our Board of Directors will consider the outcome of the vote on each of these items in considering what action, if any, should be taken in response to the advisory vote by stockholders.

What effect do withhold votes, abstentions and broker non-votes have on the proposals?

For Proposal 1 (election of directors), shares voted “WITHHOLD” will not be counted in determining the outcome of a director nominee’s election. Abstentions with respect to any other proposal at the Annual Meeting will have the same effect as a vote “AGAINST” the proposal.

If you are a beneficial stockholder that holds your shares through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held for a beneficial stockholder on non-routine matters, unless the broker receives voting instructions from the beneficial stockholder. Proposal 4 (ratification of Ernst & Young LLP as our independent registered public accounting firm) is considered routine and may be voted upon by your broker if you do not submit voting instructions. However, each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine.

Consequently, if you hold your shares through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 4, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be voted on Proposal 4 in the manner directed by your broker, but your shares will constitute broker non-votes on Proposals  1,  2 and 3 and will not be counted in determining the outcome of those items.

Who will bear the costs of solicitation?

The accompanying proxy is being solicited on behalf of our Board of Directors. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability, this Proxy Statement and form of proxy and the 2017 Annual Report, the cost of making such materials available on the Internet and the cost of soliciting proxies and holding our virtual meeting of stockholders will be paid by us. In addition to use of the mails, we may solicit proxies in person or by telephone, facsimile or other means of communication by certain of our directors, officers, and regular employees who will not receive any additional compensation for such solicitation. We will also reimburse brokers or other persons holding our common stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals. We have also retained Alliance Advisors to assist in the solicitation of proxies and related services, for a fee estimated to be approximately $17,000 plus an amount to cover expenses. In addition, we have agreed to indemnify Alliance Advisors against certain liabilities arising out of or in connection with the engagement.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of seven directors. Under our Certificate of Incorporation, our Board of Directors is divided into three classes, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders as follows:

•	the Class I directors are Mark J. Foley and David F. Hoffmeister, and their terms will expire at the 2019 annual meeting of stockholders;

•	the Class II directors are William J. Link, Ph.D. and Aimee S. Weisner, and their terms expire at the 2020 annual meeting of stockholders; and

•	the Class III directors are Thomas W. Burns, Gilbert H. Kliman, M.D. and Marc A. Stapley, and their terms will expire at the Annual Meeting.

Jonathan T. Silverstein served as a Class II director during our 2017 fiscal year until he resigned from the Board of Directors on March 14, 2018.  At the time of his resignation, the Board of Directors reduced the number of directors on the Board of Directors to seven.  Upon the recommendation of the Compensation, Nominating and Governance Committee, the Board of Directors has nominated each of Thomas W. Burns, Gilbert H. Kliman, M.D. and Marc A. Stapley for election to our Board of Directors as Class III directors to serve until the 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified. Proxies may only be voted for the three Class III directors nominated for election at the Annual Meeting.

Each of the director nominees has consented to being named in this Proxy Statement and to serving as a director, if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, the proxy holders will vote the proxies received by them for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors on the Board.

Biographical Descriptions

Set forth below is biographical information about each of our directors and director nominees. The information below is provided as of the Record Date. The primary experience, qualifications, attributes and skills of each of our director nominees that led to the conclusion of the Compensation, Nominating and Governance Committee and the Board of Directors that such nominee should serve as a member of the Board of Directors are also described below.

Nominees for Election as Class III Directors at the Annual Meeting

Thomas W. Burns Class III Age: 57 Director Since: 2002

Mr. Burns has served as our President, Chief Executive Officer and as a member of our Board of Directors since March 2002. Mr. Burns has also been a member of the board of directors of DOSE Medical Corporation since October 2009 and served as its chief executive officer and president from March 2010 until June 2015. Mr. Burns has a proven record of building successful medical device and pharmaceutical businesses and creating successful new markets in ophthalmology. Mr. Burns has more than 25 years of direct ophthalmic management experience, including over 20 years of general management experience across a broad range of ophthalmic medical devices, ophthalmic pharmaceuticals, drug delivery technologies, surgical products and over-the-counter products. Prior to joining our Company, Mr. Burns led Eyetech Pharmaceuticals, Inc. (acquired by OSI Pharmaceuticals, Inc.) as its president and chief operating officer, and as a director. From 1990 to 1997, Mr. Burns served as senior vice president and general manager of Chiron Vision Corporation (acquired by Bausch & Lomb, Inc.), and then as vice president, global strategy and general manager, refractive surgery, of Bausch & Lomb from 1998 to 2000. Mr. Burns has also served as an entrepreneur in residence at Versant Ventures Management, LLC. Mr. Burns received a B.A. from Yale University. Mr. Burns was initially designated as a director on our Board pursuant to a voting agreement previously entered into with certain holders of our outstanding common stock and then-outstanding preferred stock. The voting agreement terminated in its entirety upon the closing of our initial public offering.

We believe Mr. Burns’ extensive understanding of our business, operations and strategy, as well as significant industry experience and corporate management skills and experience, qualify him to serve on our Board of Directors.

Gilbert H. Kliman, M.D. Class III Age: 59 Director Since: 2007

Dr. Kliman has been a partner at InterWest Partners, a venture capital firm and one of our principal stockholders, since 1996 and has been a managing director there since 1999. Dr. Kliman served on the board of directors of two public companies: Epocrates, Inc. (acquired by athenahealth, Inc.) between September 1999 and April 2011, and IntraLase Corp. (acquired by Advanced Medical Optics, Inc.) between October 2000 and April 2007. From 1995 to 1996, Dr. Kliman was an investment manager at Norwest Venture Partners, a venture capital firm. From 1989 to 1992, Dr. Kliman served as an associate at TA Associates, a private equity investment firm. Dr. Kliman holds a B.A. from Harvard University, an M.D. from the University of Pennsylvania and an M.B.A. from the Stanford Graduate School of Business. Dr. Kliman was initially designated as a director on our Board by InterWest Partners IX, L.P. pursuant to a voting agreement previously entered into with certain holders of our outstanding common stock and then-outstanding preferred stock. The voting agreement terminated in its entirety upon the closing of our initial public offering. Dr. Kliman currently serves as a director of a number of private life science and healthcare IT companies, and serves on the board and the audit committee of Restoration Robotics, Inc. (Nasdaq: HAIR).

We believe Dr. Kliman’s prior experience as a practicing ophthalmologist, as well as his significant experience in financial markets and prior experience on the board of two U.S. public companies and various private healthcare companies, qualify him to serve on our Board of Directors.

Marc A. Stapley Class III Age: 48 Director Since: 2014

Mr. Stapley is currently the executive vice president, strategy and corporate development, for Illumina, Inc. Previously, Mr. Stapley served as Illumina's chief administrative officer with responsibility for all general and administrative functions. Prior to that, he served as senior vice president and chief financial officer of Illumina. He is also a member of Illumina’s executive management team, which is responsible for directing all aspects of the company’s strategy, planning and operations. Before joining Illumina, from 2009 to 2012, Mr. Stapley was senior vice president, finance at Pfizer Inc. and was responsible for global financial processes and systems, leading integration efforts in both the Wyeth Ltd. and King Pharmaceutical, Inc. acquisitions and providing oversight to the company’s largest technology investment program. Prior to Pfizer, he served in a variety of senior finance roles at Alcatel-Lucent, including Americas chief financial officer. He also worked as finance director and controller for several groups at Cadence Design Systems, Inc. Mr. Stapley is currently a member of the board of directors of Helix, Illumina's consumer genomics venture. Mr. Stapley began his career as an Auditor at Coopers & Lybrand. He holds a First Class B.Sc. (Honors) from The University of Reading (England) and is a member of the Institute of Chartered Accountants in England and Wales.

We believe Mr. Stapley’s extensive experience in senior finance positions with public companies qualify him to serve on our Board of Directors.

All Other Continuing Directors

Aimee S. Weisner Class II Age: 49 Director Since: 2014

Ms. Weisner has been corporate vice president, general counsel of Edwards Lifesciences Corporation since January 2011. From 2009 to 2010, she was engaged in private practice and served as legal advisor to public pharmaceutical and medical device companies located in Southern California. Prior to this, from 2002 to 2009, Ms. Weisner served in a number of positions at Advanced Medical Optics, Inc. (acquired by Abbott Laboratories), including executive vice president, administration and secretary. From 1998 to 2002, Ms. Weisner served in a number of positions at Allergan, Inc., including vice president, assistant general counsel and assistant secretary. Ms. Weisner holds a B.A. from California State University, Fullerton, a J.D. from Loyola Law School, Los Angeles, and began her legal career as an associate at the law firm of O’Melveny & Myers LLP.

We believe Ms. Weisner’s extensive in-house legal and compliance experience with different medical device companies, including an in-depth understanding of regulatory and reimbursement issues, intellectual property, corporate governance, risk management, corporate transactions, human resources, and internal audit, qualify her to serve on our Board of Directors.

William J. Link, Ph.D. Class II Age: 72 Director Since: 2001

Dr. Link has served as chairman of our Board of Directors since June 2001. Dr. Link has also been a member of the board of directors of DOSE Medical Corporation since October 2009. Dr. Link has a proven record of building and operating large, successful medical product companies. He has extensive knowledge of medical devices and drug delivery, particularly in ophthalmology, and his operating experience spans more than 23 years in general management in the healthcare industry. Dr. Link is a managing director and co-founder of Versant Ventures Management LLC, a venture capital firm investing in early stage healthcare companies. He has been a member of the board of directors of Edwards Lifesciences Corporation (NYSE: EW) since May 2009 and Second Sight Medical Products, Inc. (Nasdaq: EYES) since 2004. Prior to co-founding Versant Ventures in 1999, Dr. Link was a general partner at Brentwood Venture Capital. From 1986 to 1997, Dr. Link was founder, chairman, and chief executive officer of Chiron Vision Corporation (acquired by Bausch & Lomb, Inc.). He also founded and served as President of American Medical Optics, Inc. (acquired by Allergan, Inc.). Dr. Link served as a director of Advanced Medical Optics, Inc. (acquired by Abbott Laboratories) from 2002 to 2009 and a director of Inogen, Inc. from 2003 to February 2014. Before entering the healthcare industry, Dr. Link was an assistant professor in the Department of Surgery at the Indiana University School of Medicine. Dr. Link holds a B.S., an M.S., and a Ph.D. in mechanical engineering from Purdue University. Dr. Link was initially designated as a director on our Board by Versant Venture Capital I, L.P. and its affiliates pursuant to a voting agreement previously entered into with certain holders of our outstanding common stock and then-outstanding preferred stock. The voting agreement terminated in its entirety upon the closing of our initial public offering.

We believe Dr. Link’s experience in identifying new business opportunities and successfully commercializing products in the medical device industry and as well as his prior experience on the boards of U.S. public companies qualify him to serve on our Board of Directors.

Mark J. Foley Class I Age: 52 Director Since: 2014

Mr. Foley was the chairman, president and chief executive officer of ZELTIQ Aesthetics, Inc., a medical technology company, prior to its acquisition by Allergan plc in April 2017. Prior to becoming ZELTIQ’s chief executive officer in 2012, Mr. Foley served on its board of directors and held the position of executive chairman from July 2009 to May 2010. Mr. Foley also served as executive chairman at Onpharma Inc. from August 2009 until its acquisition by Valeant Pharmaceuticals International, Inc. in March 2014. Mr. Foley serves as a managing director at RWI Ventures, Inc., where he focuses on healthcare investments, and has held this position since joining the firm in 2004. Prior to this, Mr. Foley held a variety of operating roles in large, public companies and venture-backed startups including United States Surgical Corporation, Guidant Corporation, Devices for Vascular Intervention, Inc. (acquired by Eli Lilly and Company), Perclose, Inc. (acquired by Abbott Laboratories) and Ventrica, Inc. (acquired by Medtronic, Inc.) where he was the founder and chief executive officer. Mr. Foley has over 25 years of medical device operating, investment and chief executive officer experience. Mr. Foley currently serves as the chairman of the audit committee for Revance Therapeutics, Inc. (Nasdaq: RVNC). Mr. Foley holds a B.A. from the University of Notre Dame.

We believe Mr. Foley’s previous medical device experience as a senior executive and his service on the boards of several medical device companies qualify him to serve on our Board of Directors.

David F. Hoffmeister Class I Age: 63 Director Since: 2014

Mr. Hoffmeister served as the senior vice president and chief financial officer of Life Technologies Corporation, a global life sciences company, prior to its acquisition by Thermo Fisher Scientific Inc. in February 2014. From October 2004 to November 2008, he served as chief financial officer of Invitrogen Corporation, which merged with Applied Biosystems Inc. in November 2008 to form Life Technologies Corporation. Before joining Invitrogen, Mr. Hoffmeister spent 20 years with McKinsey & Company as a senior partner serving clients in the healthcare, private equity and chemical industries on issues of strategy and organization. From 1998 to 2003, Mr. Hoffmeister was the leader of McKinsey’s North American chemical practice. Mr. Hoffmeister currently serves on the boards of directors of Celanese Corporation (NYSE: CE), ICU Medical, Inc. (Nasdaq: ICUI) and Kaiser Permanente. Mr. Hoffmeister holds a B.S. from the University of Minnesota and an M.B.A. from the University of Chicago.

We believe Mr. Hoffmeister’s strong finance background, experience as a chief financial officer of a global biotechnology company, and public company board experience qualify him to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM “FOR ALL” THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors, on the recommendation of the Compensation, Nominating and Governance Committee, has adopted Corporate Governance Guidelines to assist the Board in the discharge of its duties and to set forth the Board of Directors’ current views with respect to selected corporate governance matters considered significant to our stockholders. Our Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, our Board composition and director qualifications, responsibilities of directors, director compensation, director orientation and continuing education, succession planning and the Board’s annual performance evaluation. A current copy of our Corporate Governance Guidelines is available under “Corporate Governance” on our website at http://investors.glaukos.com.

Stockholder Engagement

Since October 2017, we have engaged with our stockholders regarding our corporate governance and executive compensation policies. The highlights of these engagement efforts are:

•	Outreach to stockholders collectively owning 68% of our outstanding common stock; holders of 60% of our common stock engaged
•	Chairman of Compensation, Nominating and Governance Committee led discussions with stockholders
•	Stockholders expressed support for current governance structure given that we are still in a new product development phase
•	Stockholders welcome the additional disclosure on our executive compensation program associated with the advisory vote on executive compensation

In these discussions,  among many topics, we discussed the possibility of receiving  “withhold” votes for our director nominees because the Company has a classified board structure and requires a supermajority vote to amend our Bylaws.

The vast majority of stockholders with whom we spoke understood the importance of having certain protections for a company that is still in a new product development phase in which it is seeking to deliver the broadest set of solutions to treat the entire glaucoma disease spectrum.  Many of these stockholders did note that as the Company matures, they would expect to see the Board consider removing some of these provisions.  Our Board of Directors takes the views of our stockholders very seriously, reviews corporate governance provisions on a regular basis, and will consider appropriate changes as the Company matures, including potentially de-classifying the Board.  We intend to continue the dialogue with our stockholders on these and other matters to ensure the Board of Directors is apprised of their views and governance and compensation best practices more broadly.  The Company will continue to engage with our stockholders and will regularly review the Company’s current corporate governance structure to ensure it aligns the interest of the Company with its stockholders.

Given that we are no longer an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, the Company is providing stockholders with an advisory vote on executive compensation, and has provided significantly expanded disclosure of the executive compensation program, taking into consideration the feedback received from stockholders during our recent outreach.

Director Independence

Under the rules of the New York Stock Exchange (the “NYSE”) and our Corporate Governance Guidelines, independent directors must comprise a majority of our Board of Directors. Under the NYSE rules, a director will only qualify as an “independent director” if our Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

Our Board of Directors reviewed its composition and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Messrs. Foley, Hoffmeister and Stapley, Drs. Kliman and Link, and Ms. Weisner is “independent” as that term is defined under the rules of the NYSE. Mr. Burns is not an independent director as a result of his position as our President and Chief Executive Officer. Our Board of Directors also previously determined that Mr. Silverstein, who ceased serving as a member of the Board of Directors effective March 14, 2018, was “independent” as that term is defined under the rules of the NYSE during the period of his service on our Board of Directors following our initial public offering.

In making these determinations, our Board of Directors considered the relationships that each non‑employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining independence, including, without limitation, the affiliation Dr. Link, Dr. Kliman and Mr. Silverstein have with entities that previously owned more than 5% of our common stock.

Board Leadership Structure

We have no policy requiring either that the positions of the Chairman of the Board and our Chief Executive Officer be separate or that they be occupied by the same individual. Our Board of Directors believes that it is important to retain flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer in a way that is in our best interests and the best interests of our stockholders at a given point in time. We currently separate the roles of Chief Executive Officer and Chairman of the Board, and Dr. Link, an independent director, currently serves as Chairman of the Board.

The Board recognizes that the roles of Chief Executive Officer and Chairman of the Board are distinct. While the Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for, and presides over, meetings of the Board of Directors. The Board believes that participation of the Chief Executive Officer as a director, while keeping the roles of Chief Executive Officer and Chairman of the Board separate, provides the proper balance between independence and management participation at this time. By having a separate Chairman of the Board, we keep an independent perspective on our business affairs, and at the same time, through the Chief Executive Officer’s participation as a director, the Board receives valuable experience regarding our business and maintains a strong link with management, which promotes clear communication, enhances strategic planning, and improves implementation of corporate strategies.

The Board’s Role in Risk Oversight

Our Board of Directors, as a whole and through its committees, serves an active role in overseeing the management of risks related to our business. Our officers are responsible for day-to-day risk management activities. The full Board monitors risks through regular reports from each of the committee chairs, and is apprised of particular risk management issues in connection with its general oversight and approval of corporate matters. The Board and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets with key management personnel and representatives of outside advisers as required.

Our Board of Directors has delegated oversight for specific areas of risk exposure to committees of the Board of Directors as follows:

•

The Audit Committee serves an active role in overseeing the management of risks related to general operational matters, including without limitation, manufacturing, reimbursement, international expansion and cybersecurity.  The Audit Committee receives regular assessments of risk in these areas and meets periodically with the functional leaders within the Company who manage such risks. The Audit Committee assesses management’s plans to monitor, control and minimize any risk exposure. The Audit Committee is also responsible for primary risk oversight related to our financial reporting, accounting and internal controls, oversees risks related to our compliance with legal and regulatory requirements, and meets regularly with our internal auditors and our independent registered public accounting firm.

•

The Compensation, Nominating and Governance Committee oversees, among other things, the assessment and management of risks related to our compensation plans, policies and overall philosophy and equity-based incentive plans. The Compensation, Nominating and Governance Committee also oversees the assessment and management of risks related to our governance structure, including our Board leadership structure and management succession.

The Compensation, Nominating and Governance Committee identifies and considers risks related to our executive compensation, including during its review and approval of our executive compensation program. Our compensation programs are designed to reward our named executive officers and other employees for the achievement of the Company’s corporate strategies, business objectives and the creation of long-term value for stockholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Compensation, Nominating and Governance Committee has concluded that the current executive compensation program does not encourage inappropriate or excessive risk-taking. In making its determination, the Compensation, Nominating and Governance Committee noted that each executive officer’s direct compensation under our executive compensation program consists primarily of a fixed base salary, an annual incentive bonus opportunity and long-term equity incentive awards. Annual incentive bonuses are balanced with long-term equity incentives, which are subject to multi-year vesting schedules.

Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore the Board’s leadership structure, as described under “Board Leadership Structure” above, was not affected by risk oversight considerations.

Committees of the Board of Directors

The Board has two standing committees: the Audit Committee and the Compensation, Nominating and Corporate Governance Committee. The written charters of these committees are available under “Corporate Governance” on our website at http://investors.glaukos.com.

Director	Audit	Compensation, Nominating & Governance
Thomas W. Burns
William J. Link, Ph.D.
Mark J. Foley
David F. Hoffmeister
Gilbert H. Kliman, M.D.
Marc A. Stapley
Aimee S. Weisner

Independent Director           Financial Expert

Committee Member                     Committee Chairperson

Audit Committee

Our Board of Directors determined that Messrs. Stapley and Hoffmeister, Dr. Kliman and Ms. Weisner, who comprise our Audit Committee, satisfy the independence standards for such committee established by applicable SEC rules and the listing standards of the NYSE. Additionally, our Board of Directors has determined that each of Messrs. Stapley and Hoffmeister is an “audit committee financial expert” as defined by applicable SEC rules.

Our Audit Committee is responsible for, among other things:

•	appointing, evaluating, retaining, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from that firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	overseeing our internal control over financial reporting, disclosure controls and procedures and code of conduct;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by SEC rules.

Compensation, Nominating and Governance Committee

Our Board of Directors determined that Mr. Foley and Dr. Link, who comprise our Compensation, Nominating and Governance Committee,  satisfy the independence standards for such committee established by applicable SEC rules and the listing standards of the NYSE. In making its independence determination for each member of the Compensation, Nominating and Governance Committee, our Board of Directors considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Our Compensation, Nominating and Governance Committee is responsible for, among other things:

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, the compensation of our other executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure;

•	preparing the compensation committee report;

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending to our Board of Directors the persons to be nominated for election as directors at each annual meeting of stockholders;

•	evaluating the composition of each of our Board’s committees and making recommendations to the Board of Directors for changes or rotation of committee members; and

•	overseeing an annual evaluation of our Board of Directors.

The Compensation, Nominating and Governance Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate from time to time under the circumstances. The Compensation, Nominating and Governance Committee has no current intention to delegate any of its responsibilities to a subcommittee. The Compensation, Nominating and Governance Committee may confer with the Board in determining the compensation for the Chief Executive Officer. In determining compensation for executive officers other than the Chief Executive Officer, the Compensation, Nominating and Governance Committee considers, among other things, the recommendations of the Chief Executive Officer.

Pursuant to its charter, the Compensation, Nominating and Governance Committee is authorized to retain or obtain the advice of compensation consultants, legal counsel or other advisors to assist in the evaluation of director and executive officer compensation or in carrying out its other responsibilities.  In fiscal 2017, the Compensation, Nominating and Governance Committee retained Marsh & McLennan (the Compensation, Nominating and Governance Committee’s prior compensation consultant, Barney & Barney, was acquired by Marsh & McLennan in 2017) as its compensation consultant to evaluate the existing executive and non-employee director compensation programs and perform the services that are described in the Compensation Discussion and Analysis section below. The Company incurred $54,800 in fees for the compensation consulting services provided during fiscal 2017. In addition to providing compensation consulting services, during fiscal 2017, management engaged Marsh & McLennan to provide the Company with general insurance brokerage services. The Company did not pay Marsh & McLennan any fees related to these insurance brokerage services, but Marsh & McLennan earned commissions from insurers as a result of providing such services in the approximate amount of $255,964. In connection with the compensation consultant services provided by Marsh & McLennan, the Compensation Committee has assessed the independence of Marsh & McLennan and does not believe Marsh & McLennan’s work has raised any conflict of interest.

Meetings and Attendance

During fiscal 2017, our Board of Directors held four meetings, the Audit Committee held ten meetings and the Compensation, Nominating and Governance Committee held four meetings.  Each of our directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he or she served during fiscal 2017. In addition, independent directors of our Board of Directors meet in regularly scheduled sessions without management.

It is the Board of Directors’ policy to invite and encourage directors to participate in our annual meeting of stockholders. At our virtual annual meeting of stockholders held during fiscal 2017,  all of our directors other than Mr. Silverstein participated.

Succession Planning

The Board of Directors recognizes that advance planning for contingencies such as the departure, death or disability of the chief executive officer or other top executives is critical so that, in the event of an untimely vacancy, the Company has in place a succession plan to facilitate the transition to both interim and longer-term leadership. The designation of the chief executive officer, as in the case of other officers, is a decision for the Board of Directors.

Consideration of Director Candidates

Our Board of Directors and the Compensation, Nominating and Governance Committee will consider director candidates recommended for election to the Board of Directors by stockholders in the same manner and using the same criteria as that used for any other director candidate. The Compensation, Nominating and Governance Committee has not established any specific minimum qualifications that must be met by a director candidate. In evaluating a director candidate, the Compensation, Nominating and Governance Committee will consider whether the composition of the Board reflects the appropriate balance of independence, sound judgment, business specialization, understanding of our business environment, willingness to devote adequate time to Board duties, technical skills, diversity and other background, experience and qualities as determined by the Compensation, Nominating and Governance Committee. While our Board of Directors has no formal policy for the consideration of diversity in identifying director nominees, the Compensation, Nominating and Governance Committee seeks to elect directors that will collectively represent a diversity of backgrounds and experience and will endeavor to include women and individuals from minority groups in the qualified candidate pool from which any new director candidates will be drawn.

Stockholders who wish to recommend a director candidate for consideration by the Compensation, Nominating and Governance Committee and the Board should submit their recommendation in writing to the Board no later than January 1 prior to the next annual meeting of stockholders together with the following information: (1) the name and address of the stockholder as they appear on the Company’s books or other proof of share ownership; (2) the class and number of shares of common stock of the Company beneficially owned by the stockholder as of the date the stockholder submits the recommendation; (3) a description of all arrangements or understandings between the stockholder and the director candidate and any other person(s) pursuant to which the recommendation is being made; (4) the name, age, business address and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; (5) the principal occupation or employment of the director candidate; (6) the class and number of shares of common stock of the Company beneficially owned by the director candidate; (7) the consent of the director candidate to serve as a member of our Board of Directors if elected; and (8) any other information required to be disclosed with respect to such director candidate in solicitations for proxies for the election of directors pursuant to applicable rules of the SEC. The Compensation, Nominating and Governance Committee may request additional information concerning such director candidate as it deems reasonably required to determine the eligibility and qualification of the director candidate to serve as a member of the Board of Directors.

Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Compensation, Nominating and Governance Committee as described above) must deliver written notice to our Secretary in the manner described in our Bylaws, and as described further under “Proposals of Stockholders and Director Nominations for 2019 Annual Meeting” below.

Communications with the Board of Directors

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may communicate directly with members of the Board of Directors, the independent directors or the Chairman of the Board of Directors by submitting a communication in an envelope marked “Confidential” addressed to the “Board of Directors,” “Independent Members of the Board of Directors,” or “Chairperson,” as applicable, at: Glaukos Corporation, 229 Avenida Fabricante, San Clemente, California 92672.

Code of Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, executive officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A current copy of the code is posted on the investor section of our website, www.glaukos.com. To the extent required by rules adopted by the SEC and NYSE, we intend to promptly disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website at www.glaukos.com.

EXECUTIVE OFFICERS OF THE COMPANY

The table below sets forth certain information regarding our executive officers as of April 5, 2018:

Name	Age	Position
Thomas W. Burns	57	President, Chief Executive Officer & Director
Chris M. Calcaterra	57	Chief Operating Officer
Joseph E. Gilliam	42	Chief Financial Officer and Senior Vice President, Corporate Development

See “Proposal One — Election of Directors” for information concerning the business experience of Mr. Burns. Information concerning the business experience of our other executive officers is set forth below.

Chris M. Calcaterra

Mr. Calcaterra has served as our chief commercial officer since April 2008 and became our chief operating officer in February 2017.  He has more than 30 years of experience in the ophthalmic medical technology industry. Prior to joining our Company, Mr. Calcaterra was senior vice president at Advanced Medical Optics, Inc. (acquired by Abbott Laboratories), and was responsible for its cataract business. Prior to that position, Mr. Calcaterra held increasingly responsible vice president positions in a variety of sales and marketing roles at Advanced Medical Optics, Inc., as well as its predecessor surgical division business at Allergan, Inc. Mr. Calcaterra has a B.S. from Miami University and an M.B.A. from Xavier University, and he was previously a board member of WaveTec Vision Systems, Inc., (acquired by Novartis).

Joseph E. Gilliam

Mr. Gilliam has served as our chief financial officer and senior vice president, corporate development since May 2017. He has nearly 20 years of experience across capital markets, strategic advisory, finance and banking services with an emphasis on the life sciences industry, including the medical technology, diagnostics and biotechnology sectors. From 2013 to May 2017, he was a Managing Director in the Healthcare Investment Banking group at J.P.  Morgan, where he led the Glaukos initial public offering for the firm. From 2001 to 2013, Mr. Gilliam held increasingly responsible positions at J.P. Morgan, with experience spanning mergers and acquisitions, primary and secondary public equity offerings, bank lending, bond offerings and other transactions. His prior experience includes positions at The Beacon Group (which was combined with J.P. Morgan and Chase Manhattan in 2001) and PricewaterhouseCoopers. Mr. Gilliam has a B.S. in accounting from the Kelly School of Business at Indiana University.

There are no family relationships between or among any of our executive officers or directors.

PROPOSAL TWO --- ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was amended pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (as defined below under the heading “Compensation Discussion and Analysis”) as disclosed in the this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to:

•	Attract, retain and reward highly skilled individuals by providing competitive incentives to executives of the Company who contribute significantly to company success;
•	Align executives with our business objectives and performance expectations;
•	Reward executives for the creation of value for our stockholders;
•	Create an appropriate balance of incentives for achievement of both near-term and long-term strategic objectives; and
•	Align our executives’ interests with those of our stockholders by linking compensation to corporate performance and corresponding creation of stockholder value.

We urge stockholders to read the “Executive Compensation” section beginning on page 20 of this Proxy Statement which describes in more detail our executive compensation and the key elements of our executive compensation program.  The Compensation, Nominating and Governance Committee and the Board of Directors believe that our executive compensation program is appropriately designed to achieve the Company’s business objectives and create long-term value for our stockholders.

Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as set forth under “Executive Compensation,” including the Compensation Discussion and Analysis, Summary Compensation Table and the related compensation tables and narrative disclosure in this Proxy Statement for the 2018 Annual Meeting of Stockholders.”

The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation, Nominating and Governance Committee. However, the Compensation, Nominating and Governance Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

We intend to provide our stockholders with an opportunity to approve the compensation of the Company’s named executive officers each year at the annual meeting of stockholders. In Proposal 3, we are asking stockholders to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. Based on input received from our stockholders and other relevant factors, the Board of Directors will determine when the next such vote will occur.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.  UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM “FOR” OUR NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL THREE --- ADVISORY APPROVAL OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are asking our stockholders to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. By voting with respect to this Proposal 3, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from voting on this proposal.

After careful consideration, our Board of Directors currently believes that advisory votes on executive compensation should be conducted every year so that stockholders may annually express their views on our executive compensation program.

We recognize that stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of future advisory votes on executive compensation.

This vote is advisory and not binding on us or our Board of Directors. However, the Board of Directors and the Compensation, Nominating and Governance Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE OPTION OF EVERY “1 YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR “1 YEAR” FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the objectives of our executive compensation program and provides disclosure about the elements of compensation earned by and awarded to each of the executive officers identified in the “Summary Compensation Table,” whom we refer to in this section as our “Named Executive Officers.” It also describes the philosophy of and process followed by our Compensation, Nominating and Governance Committee (the “Compensation Committee”) in making compensation decisions and setting compensation policy for our Named Executive Officers.

2017 Named Executive Officers

Our Named Executive Officers for fiscal year 2017 were:

Thomas W. Burns	President and Chief Executive Officer
Chris M. Calcaterra	Chief Operating Officer
Joseph E. Gilliam	Chief Financial Officer and Senior Vice President, Corporate Development
Richard L. Harrison	Former Chief Financial Officer

Mr. Harrison retired as the Company’s Chief Financial Officer effective May 5, 2017. His retirement was previously announced by the Company in July 2016. Mr. Gilliam replaced Mr. Harrison as our Chief Financial Officer effective May 5, 2017, and as a result, this Compensation Discussion and Analysis focuses on the compensation paid or awarded to Messrs. Burns, Calcaterra and Gilliam, our three Named Executive Officers who remain employed by the Company and who are responsible for driving the Company’s performance. The Named Executive Officers were our only executive officers during 2017.

Business Strategy and Fiscal 2017 Accomplishments

2017 was a year of growth and continued progress for Glaukos. As an ophthalmic medical technology company, we are focused on the development and commercialization of breakthrough products and procedures to transform the treatment of glaucoma, one of the world’s leading causes of blindness. We pioneered micro-invasive glaucoma surgery (“MIGS”), to revolutionize the traditional glaucoma treatment and management paradigm.

In 2017, we increased global net sales 39% as compared to 2016, despite the entrance of direct MIGS competition into a market where we previously had been the only participant.  We also made considerable progress on the development of our pipeline of breakthrough products, focusing on our long-term strategic objective of addressing the full range of glaucoma disease states and progression. During 2017, we expanded our international presence by commencing direct sales in 13 international markets, bringing the total number of direct international markets to 16. In sum, we are pleased to report the following 2017 achievements:

Our continued execution against the Company’s long-term strategic plan has further established MIGS as the global standard of care and advanced our comprehensive product pipeline.

Shareholder Engagement

Since October 2017, we have spoken with well over a majority of our stockholders regarding compensation- and corporate governance matters. Greater detail regarding these discussions can be found in the section titled “Corporate Governance” above. In response to feedback from these stockholders for enhanced executive compensation disclosure, and given that we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, the Company is providing stockholders with an advisory vote on executive compensation and has provided significantly expanded disclosure of our executive compensation program.

Executive Compensation Program and Objectives

Our executive compensation program for 2017 was intended to:

•	Attract, retain and reward highly skilled individuals by providing competitive incentives to executives of the Company who contribute significantly to company success;
•	Align executives with our business objectives and performance expectations;
•	Reward executives for the creation of value for our stockholders;
•	Create an appropriate balance of incentives for achievement of both near-term and long-term strategic objectives; and
•	Align our executives’ interests with those of our stockholders by linking compensation to corporate performance and corresponding creation of stockholder value.

Our executive compensation program is comprised of three key elements, each of which is designed to further the program objectives listed above: (1) base salary; (2) annual cash bonus that is earned based upon achievement of specified corporate and/or individual goals; and (3) long-term incentive compensation in the form of equity awards that are subject to time-based vesting requirements.  We also provide 401(k) retirement benefits, an executive deferred compensation plan and severance benefits to our Named Executive Officers.

Element	Description	Primary Design Element
Base Salary	• Annual fixed cash compensation	• Enables us to attract and retain top talent. Provide compensation for functional expertise and day-to-day responsibilities
Annual Incentive (Performance Bonus)

•   Chief Executive Officer payout based 100% on achievement of corporate objectives

•    Other Named Executive Officer payout based 50% on corporate objectives and 50% on individual objectives

•     Corporate goals are comprised of financial results, completion of clinical studies and clinical enrollment goals

•     No payout unless threshold revenue goal is achieved

•     Payout is capped at a maximum of 190% of base salary for Chief Executive Officer and 100% of base salary for other Named Executive Officer

•     Emphasize financial results by making them a key factor in determination of bonus

•     Align our executives with Company’s business objectives and performance expectations

•     Align executive pay with the achievement of short-term goals; designed to help the Company achieve long-term strategic goals and create long-term value for the shareholders

Long Term Incentive	• Long term incentive value allocated in the form of Non-Qualified Stock Options • Options vest over 4 years

•     Link the interests and risks of executives with those of our stockholders

•     Promote executive focus on long-term company performance

•     Options will only have value if management can drive long-term value creation

As shown in the following graphic, the largest component of our compensation program is long-term incentive.  When combined with annual incentive, the vast majority of executive compensation is “at risk,” or, in other words, dependent on the accomplishment of the Company’s business and financial objectives or the performance of the Company’s stock.  In the case of Mr. Burns, 88% of his compensation is “at risk.”  For our other Named Executive Officers (excluding Mr. Harrison), 79% of their compensation is “at risk.”

Our Compensation Committee believes that our success depends, in large part, on the commitment, leadership, and general operational performance of our executive management team, including our Named Executive Officers. Based upon this belief, our executive compensation program is designed to both attract and retain top talent, and to reward high performance, all while focusing on the interests of our company as a whole and our stockholders. The Compensation Committee believes that when individuals meet or exceed their goals within their functional areas and contribute to positive financial and operational results for the entire company, stockholders are benefitted and those individuals should be compensated for their efforts and achievements.

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee has the authority to determine the amount of compensation given to each of the Named Executive Officers, as well as the overall executive compensation program. The Compensation Committee annually evaluates the performance of each of the Named Executive Officers and determines compensation levels based on its performance evaluation. The Compensation Committee also, among other things, reviews and approves our executive compensation plans and policies, and is responsible for administering our equity incentive plans, including approving award grants under the plans. Executive compensation and senior management equity award grants are also approved by our Board of Directors as a whole. In performing its duties, the Compensation Committee is authorized to consider the recommendations of our Chief Executive Officer when determining the compensation of the other members of management, including the Named Executive Officers.  The Compensation Committee is also authorized to approve any severance benefits or other perquisites offered to our Named Executive Officers, including deferred compensation and change-in-control benefits.

Each element of our executive compensation program was approved by the Compensation Committee. All Compensation Committee members are deemed independent under applicable NYSE rules. None of our Named Executive Officers is a member of our Compensation Committee or otherwise had any role in determining the compensation of our other Named Executive Officers, other than the Chief Executive Officer’s recommendations to the Compensation Committee as to the compensation of the other Named Executive Officers.

Role of the Compensation Consultant

Pursuant to its charter, the Compensation Committee is authorized to retain or obtain the advice of compensation consultants, outside counsel, experts or other advisors to advise the Compensation Committee with respect to amounts or forms of executive compensation or in carrying out its other responsibilities. The Compensation Committee has retained Marsh & McLennan Agency (the Compensation Committee’s prior compensation consultant, Barney & Barney, was acquired by Marsh & McLennan in 2017) as its independent compensation consultant. The Compensation Committee is directly responsible for the appointment and compensation of Marsh & McLennan, as well as the oversight of its work. In addition to providing compensation consulting services, during fiscal 2017, the Company engaged Marsh & McLennan to provide the Company with general insurance brokerage services. The Company did not pay Marsh & McLennan any fees related to these insurance brokerage services, but Marsh & McLennan earned commissions from insurers as a result of providing such services in the amount of $255,964. In connection with the compensation consultant services provided by Marsh & McLennan, the Compensation Committee has assessed the independence of Marsh & McLennan pursuant to the SEC and NYSE rules and has concluded that no conflict of interest exists.

In late 2016 and during 2017, Marsh & McLennan performed a comprehensive review of our executive compensation program for purposes of determining 2017 executive compensation. Marsh & McLennan’s services included providing advice with respect to the composition of our peer group described below, performing a compensation survey utilizing the peer group for each of the Named Executive Officers, providing recommendations on appropriate base salary, target annual bonus and long-term incentive levels, and providing recommendations on our annual incentive plan design based upon the Compensation Committee’s overall executive compensation philosophy. As part of this review, Marsh & McLennan analyzed the base salaries, target bonus opportunities, target cash compensation opportunities, target equity award opportunities and targeted total direct compensation of each of our Named Executive Officers. Marsh & McLennan also recommended changes to our peer group for purposes of determining 2017 executive compensation, as discussed in more detail below. The Compensation Committee reviewed the reports prepared by Marsh & McLennan at the end of 2016 and in 2017, and used these reports, as applicable, when determining the amount and structure of each Named Executive Officer’s 2017 base salary, annual bonus opportunity and any equity award grants.

Peer Companies

Below is a listing of the peer group companies chosen by the Compensation Committee for 2017 comparative compensation purposes. The Compensation Committee’s objective in selecting this peer group was to include a group of similarly-sized public companies in the life sciences sector, with an emphasis on medical technology companies and biotechnology companies with commercialized products. Utilizing equity research analyses and public disclosures, we targeted peer companies in this field that had fewer than 500 employees, reported revenues of less than $250 million, and held a market capitalization of less than $2.5 billion. In addition, we drew these 2017 peers from companies based all across the nation (and one foreign-based entity), as opposed to limiting our group to companies solely based in California, where our headquarters are based. Moreover, as our business continues to grow and expand, the Compensation Committee will continue to evaluate the pool of peers most applicable in order to ensure it accurately reflects both the absolute and competitive position of the Company. The Compensation Committee believed these selection criteria were appropriate given the Company’s increase in size and sales from the previous year and that its talent pool was increasingly being drawn from markets outside of California.

Our peer group used to determine 2017 executive compensation includes the following 24 companies:

Abaxis	LDR Holdings
Abiomed	Luminex
Accuray	Merit Medical
Anika Therapeutics	MMedx
AtriCure	Natus Medical
Atrion	Nevro
Cardiovascular Systems	Nxstage Medical
Cynosure	Spectranetics
Endologix	SurModics
HeartWare	Tandem Diabetes
Insulet	Wright Medical
Intersect ENT	Zeltiq Aesthetics

The Compensation Committee believes that the peer companies are a reasonable reference point for compensation decisions with respect to the Named Executive Officers based on each company’s similarity to Glaukos, taking into account their respective businesses, revenues, market capitalization and the talent pool from which they compete. The Compensation Committee believes it is important to understand and reference what similarly-situated life sciences companies are paying their executives, and use this information as one of the data points it considers when making compensation decisions for the Named Executive Officers using its business judgment. Other factors considered when determining compensation levels include our objective of attracting and retaining highly qualified executives, and our goal of rewarding top performers to motivate and encourage high achievement. Finally, the Compensation Committee notes that due to the rather narrow slice of the ophthalmology field within which the Company operates, the targeted talent pool from which to attract skilled leadership is narrow.  As such, it will continue to revisit and revise its peer group in future years to ensure the Company remains competitive in its continuing recruitment efforts.

Role of Shareholder Say-on-Pay Votes

We will be providing our stockholders with the opportunity to cast their first non-binding, advisory vote on the compensation of our Named Executive Officers (as well as the frequency of future non-binding advisory votes on executive compensation). This ballot item is known as the “say-on-pay” proposal, and is being provided for the first time now that we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, enacted in April 2012. The Compensation Committee will consider the outcome of this year’s say-on-pay proposal when making future compensation decisions for the Named Executive Officers.

Material Elements of Compensation

Base Salaries

Philosophy

We pay each Named Executive Officer a base salary to provide them with a minimum, fixed level of cash compensation, for performing their day-to-day services, that is not subject to achievement of certain objectives or stock price performance. Our philosophy is to initially target base salary at the midpoint of our peer group for the comparable executive position, although as described above and below, this is one of many data points the Compensation Committee considers when using its business judgment to establish base salary levels. We believe this allows us to compete for top talent and offer an overall compensation package that effectively balances the components of fixed and at-risk pay. In so doing, we seek to offer our executives a competitive fixed amount of base compensation, while still providing a mechanism that we expect will encourage them to strive to meet the performance metrics necessary to achieve, or overachieve, the significantly heavier-weighted, at-risk compensation components.

However, to be competitive in recruitment and retention, the Compensation Committee is thoughtful in constructing compensation packages to maximize the ability of the Company to meet its human capital needs.  While the Compensation Committee uses the peer group reference point as discussed, it does not rigidly adhere to a peer-based benchmarking strategy. Instead, the Compensation Committee determines the appropriate base salary for each Named Executive Officer only after considering each executive’s current base salary, job responsibilities, performance, and the compensation philosophy discussed above, as well as the recommendations of our Chief Executive Officer (except with respect to his own salary). No Named Executive Officer is entitled to any automatic base salary increases.

The chart below shows the change in each Named Executive Officer’s base salary from fiscal 2016 to fiscal 2017.

Named Executive Officer	2016 Base Salary($)	2017 Base Salary($)	Increase($)	Increase(%)
Thomas W. Burns	562,380	600,000	37,620	6.7
Chris M. Calcaterra	346,112	385,000	38,888	11.2
Joseph E. Gilliam	*	360,000	*	*

* Mr. Gilliam was hired effective May 5, 2017.

For fiscal year 2016, Mr. Burns’ base salary was $562,380. In setting his 2017 base salary, the Compensation Committee considered the Company’s financial and operational performance during 2016, noting that the Company had overachieved its net sales target by almost 30% and had met or overachieved its expenses, research and development and clinical trial enrollment objectives.  After consideration of this exceptional performance, the Compensation Committee also noted that, based upon a market analysis performed by the compensation consultant, Mr. Burns’ 2016 base salary was below the midpoint of other chief executive officers in our peer group.  Taking all of this information into account, the Compensation Committee determined to increase Mr. Burns’ base salary by approximately 6.7%, to $600,000, which increase placed his base salary at approximately the midpoint of chief executive officers in our peer group. The Compensation Committee deemed this amount to be appropriate given our base salary philosophy as well as Mr. Burns’ performance in leading the organization in 2016.

Mr. Calcaterra’s base salary was $346,112 for 2016, during which year he served as the Company’s Chief Commercial Officer.  Effective February 1, 2017, Mr. Calcaterra was appointed as the Company’s Chief Operating Officer.  In connection with this promotion and the accompanying increase in duties and responsibilities, and after considering the peer group compensation data for comparable positions, the Compensation Committee increased Mr. Calcaterra’s base salary for 2017 to $385,000.  This increase placed Mr. Calcaterra’s base salary at the midpoint for chief operating officers within our identified peer group, which is consistent with the Compensation Committee’s philosophy for determining base salaries.

Mr. Gilliam joined the Company effective May 5, 2017.  In February 2017, the Company entered into an offer letter with Mr. Gilliam that contained the compensation package considered and approved by the Compensation Committee and the Board of Directors,  including a base salary of $360,000. The Compensation Committee determined that this salary level was appropriate when considering the nearly 20 years of experience in capital markets and other banking services Mr. Gilliam would be bringing to the Company, much of which was specifically focused on the medical technology and biotechnology fields and our Company in particular.  This base salary level is also in line with our executive compensation philosophy of staying near the midpoint of our peers in base salary.

Although Mr. Harrison retired as our Chief Financial Officer effective May 5, 2017, a move that was announced in July 2016, he did receive an increase in his base salary for 2017. Mr. Harrison’s 2016 base salary of $327,540 was increased by 5%, to $344,000, for 2017.  This increase brought his base salary closer to the midpoint of other chief financial officers within our peer group and acknowledged his contributions to the Company’s 2016 performance.

Annual Cash Bonuses

Philosophy

We provide our senior leadership team, including our Named Executive Officers, with a performance-based annual cash bonus opportunity. The purpose of this annual bonus is to provide competitive incentives for those employees who contribute significantly to the Company’s success, and to align our executives’ short-term compensation opportunity with the Company’s business objectives and performance expectations. We believe the annual bonus opportunity helps further our compensation objective of aligning executive pay with achievement of the Company’s short-term goals, which are designed to help the Company achieve its long-term strategic goals and create long-term value for our stockholders.  Our philosophy is to target our annual bonus opportunity at approximately the midpoint of our peer group for the comparable executive position, although as described above, this is one of many data points the Compensation Committee considers when using its business judgment to establish target annual bonus levels. We believe this allows us to compete for top talent and encourages our executives to perform at a high level by providing a near-term reward for that performance.

Award Design

Annual bonuses were earned by our executives in 2017 in accordance with a 2017 executive bonus plan.  Pursuant to the 2017 bonus plan, our Named Executive Officers were eligible to earn an annual bonus, at a targeted percentage of their respective base salaries, based upon the achievement of various corporate and/or individual performance goals. Although the Compensation Committee makes the determination whether the Company has met its corporate objectives, it also may take into consideration other factors in determining the final bonus payout amount for each senior leader.

Amed Executi
Executive	% Corporate Objectives	% Individual Objectives
Chief Executive Officer	100%	0%
Other Named Executive Officers	50%	50%

Mr. Burns’ 2017 annual bonus was determined solely upon the Company’s achievement of its corporate objectives, reflecting his ultimate responsibility, as the Chief Executive Officer, for all of our operational and financial results and his key role in setting and achieving our strategic plan.  Each of Messrs. Calcaterra’s and Gilliam’s 2017 bonus was determined 50% on the Company’s achievement of its corporate goals and 50% on the performance against various individual goals that had been approved by the Compensation Committee (based upon the recommendation of our Chief Executive Officer) and tied to our overall strategy and corporate objectives. This structure is intended to incentivize these executives to deliver top results in the areas over which they have control, and recognize the connection between their individual goals and the overall performance of the Company.

•	Corporate Objectives

The Company’s corporate objectives for 2017 were established by the Compensation Committee and the Board in late 2016, in consultation with our management team. Each objective was weighted to signify its importance to our short-term and long-term success and strategy. These goals were designed to be challenging but achievable and to align with the Company’s strategic plan.

o	Financial Objectives

The financial objectives, which together comprised 70% of the corporate objectives, reflect the importance of continued, but controlled, growth of the Company and the Company’s goal of remaining the leader in the MIGS space and delivering value to stockholders.

Metric	Weight	Goal	Actual	% of Goal
Net Sales	50%	$160 MM	$159.3 MM	99.5%
Operating Expenses (<)	20%	$137 MM	$135 MM	101.5%

The first goal, which was weighted 50%, was to meet or exceed net sales of $160 million in 2017. This target reflected a goal of increasing net sales by approximately 40% over 2016 net sales of $114.4 million. The Company achieved net sales of $159.3 million in fiscal 2017, or greater than 99% of the target, as determined by the Compensation Committee.  The other financial corporate objective was to incur operating expenses of less than $137 million in 2017; this goal was weighted 20%. This target reflected an approximately 43% increase in operating expenses from fiscal year 2016, and was based, in part, upon anticipated growth in personnel costs related to expanded clinical trial infrastructure and international sales operations. The Company’s actual operating expenses in 2017, excluding a one-time $5.3 million charge related to the acquisition of certain in-process research and development assets, were approximately $135 million, and so this objective was fully satisfied.

Based on the 2017 performance noted above, the Compensation Committee determined that the Company achieved greater than 99% of the net sales target and fully satisfied the operating expense component.

o	Strategic Objectives

The remaining 30% of the corporate objectives was comprised of two specific business goals, each weighted 15%. These objectives reflect the significance of continual progress developing our pipeline products. We believe development of our pipeline products is key to our growth strategy and the creation of lasting value for our stockholders.

The first business objective was completion of various aspects of the iStent Infinite design and commencement of the iStent Infinite clinical feasibility trials by the end of 2017. The second business objective was completion of Phase 2 clinical trial enrollment for our iDose Travoprost implant by the second quarter of fiscal 2017. The iStent Infinite clinical trial evaluations were completed by November 2017, and our premarket notification regarding this product was filed with the U.S. Food and Drug Administration by the end of the year. The iDose clinical trial enrollment was completed in March 2017.

The Compensation Committee therefore concluded that both of these business objectives were satisfied within the designated timeframes. Based upon these financial and operational results, the Compensation Committee determined that the Company substantially achieved its corporate performance objectives.

o	Calcaterra Individual Objectives

Mr. Calcaterra’s individual objectives consisted of specific goals in the areas of commercial growth, such as successful launches of our products into additional countries and increasing the number of surgeons trained to implant our products, and commercial operations, including expanding the size of the U.S. and international sales organization, developing a new marketing campaign, and launching a formal government affairs strategy in key markets.  Mr. Calcaterra also had individual objectives with respect to patient enrollment in clinical trials related to our pipeline products and our customer service efforts.

o	Gilliam Individual Objectives

Mr. Gilliam’s individual objectives consisted of specific goals in the areas of finance, accounting, information technology and business development.  This included streamlining certain accounting processes, implementing new tax and treasury strategies, evaluating potential business opportunities, and implementing improved planning and analysis tools.  Mr. Gilliam also had individual objectives with respect to preparing for our first Sarbanes-Oxley compliance audit, and the evaluation and rollout of numerous information technology initiatives and business systems.

Annual Bonus Targets

The chart below indicates the target, threshold and maximum bonus opportunity for each of our Named Executive Officers for fiscal 2017.

Named Executive Officer	2017 Target Bonus (% of Base Salary)	2017 Target Bonus ($)	Threshold Bonus (% of Base Salary)	Threshold Bonus ($)	Maximum Bonus (% of Base Salary)	Maximum Bonus ($)
Thomas W. Burns	95%	570,000	47.5%	285,000	190%	1,140,000
Chris M. Calcaterra	50%	192,500	25%	96,250	100%	385,000
Joseph E. Gilliam	50%	180,000	25%	90,000	100%	360,000

•	Chief Executive Officer: Thomas W. Burns

Mr. Burns’ target bonus opportunity for fiscal 2016 was set at 95% of his annual base salary. Based upon a market survey conducted by our independent compensation consultant, the Compensation Committee confirmed that this percentage was still consistent with the midpoint of the chief executive officer peer groups’ target bonus percentage.  Therefore, this target remained in place for purposes of Mr. Burns’ 2017 compensation, resulting in a 2017 target bonus of $570,000 (95% of his 2017 base salary of $600,000).

•	Named Executive Officer: Chris M. Calcaterra

Mr. Calcaterra’s target bonus opportunity for 2016 was set at 50% of his annual base salary.  Based upon a market survey conducted by our independent compensation consultant, the Compensation Committee confirmed that his target percentage placed him at approximately the midpoint of the peer group of chief operating officers’ target bonus percentage. Therefore, this target remained in place for purposes of his 2017 compensation, resulting in a target 2017 bonus of $192,500 (50% of his base salary of $385,000).

•	Named Executive Officer: Joseph E. Gilliam

Mr. Gilliam’s target bonus opportunity for 2017 was set at 50% of his annual base salary as part of his initial compensation package upon hiring, consistent with the target bonus percentage of the Company’s other (non-CEO) executive officer. Based upon a market survey conducted by our independent compensation consultant, the Compensation Committee determined that this target percentage placed him at approximately the midpoint of the peer group chief financial officers’ target bonus percentage. Therefore, this percentage resulted in a target 2017 bonus of $180,000 (50% of his base salary of $360,000).

Bonus Payouts

As described above, annual bonus awards are determined based upon satisfaction of a combination of corporate and individual objectives.  For our Chief Executive Officer, his bonus was 100% based upon the corporate objectives,, and for our other two Named Executive Officers 50% corporate and 50% individual objectives.  Despite the near-satisfaction of all stated corporate objectives, the Compensation Committee determined to reduce the overall bonus payout by applying a 95% corporate achievement factor to our Named Executive Officers’ 2017 annual bonus awards to reflect the importance of achieving our aggressive net sales objectives.

•	Chief Executive Officer: Thomas W. Burns

In determining the bonus award for the Chief Executive Officer, the Compensation Committee takes into account adjustments to bonus payouts that the CEO recommends for the rest of the Company’s management team. Based upon the Company’s performance in 2017, and taking into consideration Mr. Burns’ recommendations on management team bonus awards, the Compensation Committee determined  to award him an initial bonus payment of 93% of his base salary, equal to $558,000, rather than his 95% target.

Further, because Mr. Burns’ annual bonus is entirely based upon achievement of the Company’s corporate objectives, the Compensation Committee further reduced his overall payout by applying the 95% corporate achievement multiplier.

This resulted in a total bonus of $530,000, which was equal to approximately 93% of his target bonus and approximately 88% of Mr. Burns’ 2017 base salary. The Compensation Committee believes that this amount properly rewards Mr. Burns for the successes of the Company, while acknowledging the shortfall in achievement of the Company’s net sales objective for the year.

Mr. Burns’ Base Salary		Initial Bonus Award		Corporate Achievement Factor		Final Bonus Award	% of Target Bonus	% of Base Salary
$600,000	X	93%	X	95%	=	$530,000	92.9%	88.4%

•	Named Executive Officer: Chris M. Calcaterra

The Compensation Committee, upon the recommendation of our Chief Executive Officer, determined that Mr. Calcaterra’s satisfaction of his individual objectives would equate to an initial bonus payment of 49% of his base salary, equal to $188,650, instead of his 50% target.  In determining his final award, as with Mr. Burns as described above, the Compensation Committee again reduced his overall payout by applying the 95% corporate achievement factor to that initial bonus payment amount. This resulted in a total bonus payout of $179,217, which was equal to approximately 93% of his target bonus and approximately 46.6% of his annual base salary.  As with Mr. Burns, the Compensation Committee exercised discretion to reduce the amount of Mr. Calcaterra’s bonus payment below the amount payable based on our achieved results.

Alcaterra’s
Mr. Calcaterra’s Base Salary		Initial Bonus Award		Corporate Achievement Factor		Final Bonus Award	% of Target Bonus	% of Base Salary
$385,000	X	49%	X	95%	=	$179,217	93.0%	46.6%

•	Named Executive Officer: Joseph E. Gilliam

The Compensation Committee, upon the recommendation of our Chief Executive Officer, determined that Mr. Gilliam’s performance against his individual objectives would equate to an initial bonus payment in the amount of 52% of his base salary, equal to $187,200, as compared to his 50% target.  In determining his final award, as with our other Named Executive Officers, the Compensation Committee again reduced his overall payout by applying the multiplier of 95% to that initial bonus payment amount. This resulted in a total bonus payout of $177,840, which was equal to approximately 99% of his target bonus or approximately 49.4% of his annual base salary. As with our other Named Executive Officers, the Compensation Committee exercised discretion to reduce the amount of Mr. Gilliam’s bonus payment below the amount payable based on our achieved results.

Mr. Gilliam’s Base Salary		Initial Bonus Award		Corporate Achievement Factor		Final Bonus Award	% of Target Bonus	% of Base Salary
$360,000	X	52%	X	95%	=	$177,840	98.8%	49.4%

As discussed above, Mr. Harrison retired as the Company’s Chief Financial Officer effective May 5, 2017. Mr. Harrison was not paid a bonus for fiscal 2017.

2018 Bonus Plan

In March 2018, the Compensation Committee approved the 2018 executive bonus plan issued under our 2015 Omnibus Incentive Compensation Plan.  This 2018 plan mostly mirrors the 2017 bonus plan in its structure and metrics other than as described here, but also incorporates an equity election as discussed below.  In order to emphasize the importance of achieving our net sales and other financial objectives, the most significant change to the 2018 bonus plan was the addition of a financial achievement mitigator which may increase, up to a 2X cap, or decrease, down to zero, our executives’ bonus awards based upon the financial performance of the Company compared to pre-set financial objectives related to net sales and expenses.  Therefore, regardless of how the Company and its executives perform with respect to operational performance initiatives and individual objectives, 100% of each executive’s bonus payment is dependent upon our achievement of objective, pre-set financial targets. With regard to performance targets, the Compensation Committee determined to focus on key operational initiatives for the corporate performance component, which include clinical trial enrollment goals for two of our pipeline products and entry into a pivotal trial for a pipeline product by the end of 2018.  The Committee deemed such a construct appropriate to motivate management to not only deliver on stated operational objectives, but that it does so in an efficient fashion.

Equity Election Option

In structuring the 2018 bonus plan, the Compensation Committee determined to give our executives the ability to receive additional equity in lieu of their cash bonus payment.  To accomplish this, they approved a mechanism by which certain of our senior leaders, including all of our Named Executive Officers, would be entitled to elect to receive all or a portion of their 2018 annual bonus in the form of restricted stock units (“RSUs”) rather than cash.

The Compensation Committee believes that by creating such an option for executives, it creates an opportunity to further align their interests with those of our shareholders.  To provide additional incentive for executives to elect equity, there is a 15% premium component to the conversion from the dollar value of the bonus to the number of RSUs granted.  Finally, the number of RSUs that subsequently vest in 2019 will be determined in the same manner as the cash bonuses that become payable under our 2018 bonus plan described above (i.e., the number of RSUs that vest will be adjusted depending upon whether the cash bonus actually awarded for 2018 is more or less than the target bonus opportunity).

Simply put, our executives who elect to participate in this program will earn more than their cash bonus would have been if the price of our common stock increases between the grant date and vesting, and will earn less if the price of our common stock falls more than 15%.  We believe this equity election further strengthens the link between our executive compensation program and the value delivered to our shareholders, creates greater alignment between the interests of our executives and those of our shareholders, and exemplifies our pay for performance philosophy.  Our Chief Executive Officer, Mr. Burns, elected to receive 100% of his 2018 bonus in RSUs rather than cash.

Long-Term Incentive Compensation

Philosophy and Award Practice

Our Compensation Committee believes it is essential to provide long-term equity-based compensation to our executive officers in order to inextricably link both the interests and risks of our executive officers with those of our stockholders. We believe compensating our leadership team in equity also further reinforces our commitment to ensuring a strong linkage between company performance and pay.  The Compensation Committee believes that option awards with a multi-year vesting schedule create an incentive for the executives to create and preserve long-term shareholder value, as the options will only have value if our share price increases following the grant date.

In 2017, we granted long-term equity-based compensation to our Named Executive Officers in the form of stock options.  In the case of Mr. Gilliam, he received both an option grant and RSUs in accordance with his offer letter. When determining the size of the equity awards, the Compensation Committee considers the breakthrough procedures and products the Company is creating and therefore the small pool from which the Company can draw qualified talent. With this in mind, the Compensation Committee acknowledges that, while the midpoint of the peer group may be sufficient for short-term compensation elements, reference points above the midpoint of the Company’s peer group are more appropriate for long-term equity-based compensation in order to recruit top talent. The Compensation Committee also considers this level of grant to be appropriate to provide strong retention value and more closely link our Named Executive Officers’ compensation to our stockholders’ interests. The Compensation Committee believes that the greater potential compensation through equity grants provides enhanced motivation for our executives to achieve the Company’s strategic goals over time and to stay committed to the long-term growth of the Company.

The equity grants of options to our Named Executive Officers in 2017 vest over four years, with 25% of the options vesting on the first anniversary of the grant date, and the remainder vesting in equal monthly installments over the following three years.  The exercise price for the options is the closing price for our stock on the date of grant.  The above-described grant of RSUs made to Mr. Gilliam vests over a four-year period, with 25% vesting and being delivered on each anniversary of the grant date.

2017 Named Executive Officer Long-Term Equity Grants

In March 2017, the Board of Directors (based upon the recommendation of the Compensation Committee) determined the appropriate size of grant to award Messrs. Burns and Calcaterra, consistent with the vesting terms described above. In so doing, and consistent with its philosophy, the Compensation Committee, with the approval of the Board of Directors, concluded that equity grant values above the midpoint of the peer group would be appropriate in light of the Company growing net sales by over 30% year-over-year.  The Company’s successful performance in 2016 played a significant role in determining the size of these option awards, more so than any comparative pay positioning philosophy. The closing price of $45.71 on the date of grant was set as the exercise price, and was used to determine the valuation of the grants.

In determining Mr. Burns’ option grant, the Compensation Committee set a target grant date value of approximately $3.3 million, which equated to options to purchase 160,000 shares at the Company’s then-current trading levels.  In order to reward Mr. Burns for the Company’s outstanding 2016 financial and operational performance, the Compensation Committee increased that number of option shares to 180,000, which equated, based upon our stock price as of the date of grant, to a grant date value of approximately $3.9 million.

In determining Mr. Calcaterra’s 2017 option grant, the Compensation Committee targeted an equity grant date value of $1.2 million, which equated to options to purchase about 58,000 shares at the Company’s then-current trading levels.  Again, taking into account the Company’s and Mr. Calcaterra’s performance in 2016 and looking to reward that performance, the Compensation Committee increased the size of his 2017 option grant to 80,000 shares, with a value, at the time of grant, of approximately $1.7 million.

In February 2017, Mr. Gilliam accepted an offer of employment that detailed the terms of his employment with the Company.  These terms included a grant, to be made upon his start date with the Company, of an option to purchase 300,000 shares of our common stock, with the vesting terms described above for the other Named Executive Officer grants. With a strike price of $41.69, which equaled the closing price of our common stock on the date of grant, May 5, 2017, this equity grant had a grant date value of approximately $5.9 million.  Mr. Gilliam’s offer also included the grant of 100,000 RSUs, which have a vesting schedule as described above.  As of the date of grant, these RSUs had a grant date value of approximately $4.2 million.  These grants were negotiated between Mr. Gilliam and the Company and were recommended by the Compensation Committee and approved by the Board of Directors. The Compensation Committee determined these grant levels were appropriate in light of Mr. Gilliam’s financial expertise gained over almost 20 years in accounting, financial services and banking, including serving as Managing Director of J.P. Morgan, and extensive experience with the healthcare and life sciences space, including executing numerous biotechnology and medical device transactions and leading the initial public offering of the Company in 2015. The value of these grants was also consistent with the values other banking executives with similar backgrounds and experience to Mr. Gilliam had received as initial equity grants when accepting chief financial officer positions. The Compensation Committee believes the size of Mr. Gilliam’s initial equity award allowed us to attract Mr. Gilliam to the Company, and provides him with a meaningful equity interest to align his interests with those of our stockholders that will vest over a multi-year period.

Mr. Harrison, the Company’s former Chief Financial Officer, did not receive an equity grant in 2017.

Severance Benefits

We have entered into executive severance and change in control agreements with each of our senior team leaders, including our three executive officers, Messrs. Burns, Calcaterra and Gilliam. Each of these agreements was amended and restated in November 2017. The level of each executive’s severance benefits has been determined to be appropriate by the Compensation Committee, which believes that severance benefits, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining quality executive officers. We believe these potential benefits helped us to assemble a qualified senior leadership team. The payments and benefits provided under our severance and change in control arrangements are designed to provide our Named Executive Officers with treatment that is competitive with market practices.

As described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” each of the Named Executive Officers would be entitled to severance benefits in the event of an involuntary termination of employment by us without “cause” or a resignation for “good reason” (each as defined in the executive severance and change in control agreements). We do not believe that the Named Executive Officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs, and a change in control does not, in and of itself, entitle any Named Executive Officer to receive severance benefits (i.e., these severance benefits are “double-trigger” benefits). The amount of each Named Executive Officer’s severance benefits is increased in connection with a qualifying termination in connection with or following a change in control in order to encourage our Named Executive Officers to remain employed with us, and focus on the creation of value for stockholders, during an important time when their prospects for continued employment following a change in control transaction may be uncertain.

No Named Executive Officer is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and, depending on what results in the best after-tax benefit for the executive, benefits may be “cut back” instead in such circumstances.

Mr. Harrison also had an executive severance and change in control agreement with the Company.  As he retired, he was not entitled to any benefits under the agreement.

Perquisites and Other Benefits

We generally do not provide perquisites or other benefits to our Named Executive Officers other than those available to employees generally. We have established a 401(k) tax-deferred savings plan, which permits participants, including our Named Executive Officers, to make contributions by salary deduction pursuant to Section 401(k) of the Code. We are responsible for administrative costs of the 401(k) plan. We make matching contributions to the 401(k) plan up to specified limits. All of our Named Executive Officers participated in the 401(k) plan in 2017. We provide all employees, including our Named Executive Officers, with life insurance equal to twice their annual salary to a maximum of $500,000 and long-term disability insurance.

Named Executive Officers are eligible to participate in the Company’s health, dental, disability and other insurance plans on the same terms and at the same cost as such plans are available to all of the Company’s full-time employees. Additionally, substantially all full-time employees of the Company, including the Named Executive Officers other than Mr. Burns, are eligible to participate in the Company’s 2015 Employee Stock Purchase Plan (the “ESPP”) upon enrolling in the ESPP during one of the established enrollment periods, subject to certain limitations as set forth in the ESPP. Under the ESPP, no Company employee is permitted to purchase shares of common stock having a market value of more than $25,000 per calendar year, as calculated under the ESPP.

Executive Deferred Compensation Program

In 2017, we adopted the Glaukos Corporation Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan permits our management or highly compensated employees, including all of our Named Executive Officers, to elect to defer base salary and annual incentive compensation pursuant to the terms of the Deferred Compensation Plan. Further details on this Deferred Compensation Plan are provided below under the heading, ”Nonqualified Deferred Compensation Plans.” As noted below, each of Messrs. Burns and Calcaterra participate in the Deferred Compensation Plan.

Policy with Respect to Section 162(m)

Section 162(m) of the Code generally prohibits a publicly-held company from deducting compensation paid to a current or former Named Executive Officer that exceeds $1.0 million during the tax year. Certain awards granted before November 2, 2017 may qualify for an exception to the $1.0 million deductibility limit.

As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement.  Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation, Nominating and Governance Committee of the Board

Mark J. Foley (chair)

William J. Link, Ph.D.

Summary Compensation Table for Fiscal Years 2017, 2016 and 2015

The following table provides information regarding the compensation of our Named Executive Officers during 2017, 2016 and 2015, which consist of our principal executive officer and our two other executive officers, as well as Mr. Harrison, our former Chief Financial Officer who retired in 2017.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards (1)($)	Option awards(1) ($)	Non‑equity incentive plan compensation ($)	All other compensation (2)($)	Total ($)
Thomas W. Burns	2017	$600,000	$—	$—	$3,886,112	$530,000	$8,100	$5,024,212
President and Chief	2016	$562,380	$—	$—	$2,313,038	$534,261	$—	$3,409,679
Executive Officer	2015	$546,000	$—	$—	$—	$382,200	$—	$928,200

Chris M. Calcaterra	2017	$385,000	$—	$—	$1,727,161	$179,217	$8,100	$2,299,478
Chief Commercial Officer	2016	$346,112	$—	$—	$841,105	$173,056	$—	$1,360,273
and Chief Operating Officer	2015	$332,800	$—	$—	$—	$166,400	$—	$499,200

Joseph E. Gilliam(3)	2017	$234,692	$—	$4,169,000	$5,871,634	$177,840	$2,990	$10,456,156
Chief Financial Officer and SVP, Corporate Development

Richard L. Harrison(4)	2017	$145,944	$—	$—	$—	$—	$41,504	$187,448
Chief Financial Officer	2016	$327,540	$—	$—	$420,552	$147,393	$—	$895,485
	2015	$309,000	$—	$—	$—	$123,600	$—	$432,600

(1)

The amounts shown represent the grant date fair values of stock and option awards granted in the year indicated as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values of equity awards made to executive officers in 2017, see Note 7,  Stock-based Compensation, to our Notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)

Consists of Company matching contributions to the executive’s 401(k) plan contribution for Messrs. Burns, Calcaterra and Gilliam.  For Mr. Harrison, the amount reported in this column consists of consultancy fees he was paid for certain as-needed transition services he provided to the Company after his retirement pursuant to a consulting agreement that paid him a flat rate of $1,000 per month for three months, plus payout of accrued vacation time.

(3)	Mr. Gilliam joined the Company effective May 5, 2017.
(4)	Mr. Harrison retired as the Company’s Chief Financial Officer effective May 5, 2017.

Executive Employment Offer Letters

On July 10, 2014, we entered into employment offer letters with Messrs. Burns, Calcaterra and Harrison, and on February 3, 2017, we entered into an offer letter with Mr. Gilliam. The offer letters provide Messrs. Burns, Calcaterra and Harrison with a minimum annual base salary of $525,000, $320,000 and $300,000, respectively, and a minimum target bonus opportunity of 70%, 40% and 40% of base salary, respectively. Mr. Gilliam’s offer letter provides him a minimum annual base salary of $360,000 and a minimum target bonus opportunity of 50% of base salary.  As described above in the Compensation Discussion and Analysis, each executive’s annual bonus is based upon the achievement of specific corporate or individual performance objectives determined by our Board. Base salary and bonus opportunity percentages are reviewed by our Board at least annually for adjustments.

Messrs. Burns, Calcaterra and Gilliam are also entitled to receive all employee benefits that we customarily make available to employees in comparable positions, including participation in our equity plans. Additionally, Messrs. Burns, Calcaterra and Gilliam continue to be subject to the patent, copyright and non‑disclosure restrictive covenants agreement each executed prior to the offer letters.

2017 Grants of Plan-Based Awards

The following table summarizes information about the non-equity incentive awards and equity-based awards granted to our Named Executive Officers in 2017:

					2017	2017	Exercise or
		Estimated Possible Payouts Under			Stock Awards:	Option Awards:	Base	Grant Date
		Non-Equity Incentive Plan			Number of	Number of	Price of	Fair Value
		Awards($)(1)			Shares	Securities	Option	of Stock and
	Grant	Threshold	Target	Maximum	of Stock or	Underlying	Awards	Option
Name	Date	($)	($)	($)	Units (#)	Options (#)	($/Sh)	Awards($)(2)
Thomas W. Burns	—	$285,000	$570,000	$1,140,000	—		—	—
	3/15/2017				—	180,000	$45.71	$3,886,112
Chris M. Calcaterra	—	$96,250	$192,500	$385,000	—	—	—	—
	3/15/2017	—	—	—	—	80,000	$45.71	$1,727,161
Joseph E. Gilliam	—	$90,000	$180,000	$360,000	—	—	—	—
	5/5/2017	—	—	—	—	300,000	$41.69	$5,871,634
	5/5/2017	—	—	—	100,000	—	—	$4,169,000
Richard L. Harrison(3)	—	—	—	—	—	—	—	—

(1)

Non-equity incentive plan awards consist of annual bonuses payable under our 2017 executive bonus plan. Please see “Material Elements of Compensation—Annual Cash Bonuses” in the Compensation Discussion and Analysis section above.

(2)

The amounts shown represent the grant date fair values of stock and option awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values of equity awards made to executive officers in 2017, see Note 7, Stock-based Compensation, to our Notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	Mr. Harrison retired as the Company’s Chief Financial Officer effective May 5, 2017, and did not receive any equity grants during 2017.

Outstanding Equity Awards at 2017 Fiscal Year‑End

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2017.

	Option awards						Stock awards
	Grant	Number of securities underlying unexercised options (#)		Option exercise	Option expiration	Number of shares or units of stock that have not	Market value of shares or units of stock that have not
Name	date	Exercisable	Unexercisable	price ($)	date	vested (#)	vested ($)
Thomas W. Burns	1/29/2008	47,000	—	$1.25	1/29/2018
	1/26/2010	120,640	—	$1.925	1/26/2020
	4/22/2010	19,040	—	$1.05	4/22/2020
	1/27/2011	328,000	—	$3.975	1/27/2021
	4/28/2011	69,047	—	$3.975	4/28/2021
	7/13/2012	3,583	—	$3.70	7/13/2022
	1/29/2013	256,000	—	$4.225	1/29/2023
	4/25/2013	10,880	—	$4.225	4/25/2023
	7/10/2014	540,000	—	$7.275	7/10/2024
	3/10/2016	120,312	154,688(1)	$16.49	3/10/2026
	3/15/2017	—	180,000(1)	$45.71	3/15/2027

Chris M. Calcaterra	1/29/2013	18,400	—	$4.225	1/29/2023
	3/10/2016	43,750	56,250(1)	$16.49	3/10/2026
	3/15/2017	—	80,000(1)	$45.71	3/15/2027

Joseph E. Gilliam	5/05/2017	—	300,000(1)	$41.69	5/05/2027
	5/05/2017	—	—	$—	—	100,000(2)	$2,565,000(3)

Richard L. Harrison(4)	—	—	—	—	—

(1)

These options vest over four years from the grant date, with 25% vesting on the one‑year anniversary of the grant date and the remaining amount vesting in equal monthly installments over the following 36 months.

(2)	This stock award vests over four years, with 25% vesting annually on the anniversary of the grant date.
(3)

The reported value of this stock award is based upon a stock price of $25.65, which was the closing market price of the Company’s common stock on December 29, 2017, the last trading day of the Company’s 2017 fiscal year.

(4)

Mr. Harrison retired as the Company’s Chief Financial Officer effective May 5, 2017.  Pursuant to the terms of our 2015 Omnibus Incentive Compensation Plan and the applicable option award agreements, any of Mr. Harrison’s unvested options expired immediately upon his separation from the Company; vested options remained exercisable for 90 days after his separation from the Company.

Option Exercises and Stock Vested in Fiscal 2017

The following table presents information regarding the options exercised by each Named Executive Officer during fiscal year 2017.  No stock awards vested during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Thomas W. Burns	95,000	$3,474,293	—	—
Chris M. Calcaterra	38,136	$1,208,607	—	—
Joseph E. Gilliam	—	—	—	—
Richard L. Harrison	70,893	$2,121,501	—	—

Nonqualified Deferred Compensation Plans

The following table presents information regarding our nonqualified deferred compensation plan (the “Deferred Compensation Plan”) for Named Executive Officers for 2017.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(1)
Thomas W. Burns	$360,000	—	$17,371	—	$377,371
Chris M. Calcaterra	$28,875	—	$1,620	—	$30,495
Joseph E. Gilliam	—	—	—	—	—
Richard L. Harrison	—	—	—	—	—

(1)

All contributions presented herein reflect amounts reported in the 2017 Summary Compensation Table. The amounts reported in the aggregate balance at last fiscal year end also reflect amounts reported in the 2017 Summary Compensation Table, except the portion attributable to earnings, which are not reported in the 2017 Summary Compensation table because the rate is not above market.

On February 15, 2017, we adopted our Deferred Compensation Plan. The Deferred Compensation Plan permits our management or highly compensated employees, including all of our Named Executive Officers, to elect to defer base salary (up to 80%) and up to 80% of their annual cash incentive bonus pursuant to the terms of the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan will be credited (or debited) with an investment return determined as if the deferred amounts were invested in one or more investment funds selected by the participating employee from those funds made available under the Deferred Compensation Plan. These investment funds made available under the Deferred Compensation Plan are chosen by the delegates of the Compensation Committee and include numerous asset classes including funds from Fixed Income to International Equity.  Participants also have the option to select asset allocation portfolios that range from Conservative to Aggressive. The Company may also make discretionary credits to the accounts of participating employees under the Deferred Compensation Plan, which employer credits may or may not be subject to a vesting schedule.

Amounts deferred under the Deferred Compensation Plan will become payable upon a participating employee’s separation from service with the Company, death, disability, a specified in-service distribution date or a change in control of the Company, in each case as elected by the participating employee in accordance with the terms of the Deferred Compensation Plan. Amounts payable under the Deferred Compensation Plan may be paid to the participating employee in either a lump-sum or in annual installments to be paid over a period of up to ten years, in each case as elected by the participating employee in accordance with the terms of the Deferred Compensation Plan. Investment elections made for each plan year may not be revoked, changed or modified except as permitted under the Deferred Compensation Plan, and subject to applicable law. No actual investments will be held in the participants' accounts and participants will at all times remain general unsecured creditors of the Company with respect to their account balances. The Deferred Compensation Plan is intended to comply with the requirements of Section 409A of the Code.

Potential Payments Upon Termination or Change in Control

We have entered into executive severance and change in control agreements with our senior management employees, including our three executive officers, Messrs. Burns, Calcaterra and Gilliam. Each of these agreements was amended and restated in November 2017. Pursuant to the terms of the agreements, if any of Mr. Burns, Mr. Calcaterra or Mr. Gilliam is terminated as a result of (i) an involuntary termination without “cause” or (ii) a resignation for “good reason” (each as defined in the executive severance and change in control agreements), then he will receive an amount equal to 18, 12 or 12 months, respectively, of the base salary amount in effect at the time of such termination, paid in a lump sum on the 60th day following the date of such termination. Each of Messrs. Burns, Calcaterra and Gilliam (and his spouse and dependents) will also receive medical and dental benefits provided by us at least equal to the levels of benefits provided to our similarly situated active employees until the earlier of (i) the 18‑, 12‑ or 12‑month anniversary of the date of such termination, respectively, or (ii) the date that he becomes covered under a subsequent employer’s medical and dental benefits plans. Mr. Burns will also vest in all equity and equity‑based awards outstanding on the date of termination, and each of Mr. Calcaterra and Mr. Gilliam will vest in all equity and equity‑based awards that would otherwise have vested during the 12 months following the date of such termination. All of the above benefits are subject to the executive’s execution of a general release of claims in our favor.

If any of Mr. Burns, Mr. Calcaterra or Mr. Gilliam is terminated as a result of (i) an involuntary termination without cause or (ii) a resignation for good reason, in either case within three months prior or 12 months following a “change in control” (as defined in the executive severance and change in control agreements), then he will receive an amount equal to the sum of (i) 24, 18 or 18 months, respectively, of the base salary amount in effect at the time of such termination, and (ii) 24, 18 or 18 months, respectively, of his target annual bonus for the year in which the change in control occurs, paid in a lump sum on the 60th day following the date of such termination. Messrs. Burns, Calcaterra and Gilliam (and his spouse and dependents) will also receive medical and dental benefits provided by us at least equal to the levels of benefits provided to our similarly situated active employees until the earlier of (i) the 24‑, 18‑ or 18‑month anniversary of the date of such termination, respectively, or (ii) the date that he becomes covered under a subsequent employer’s medical and dental benefits plans. Each of Messrs. Burns, Calcaterra and Gilliam will also vest in all equity and equity‑based awards outstanding on the date of termination. All of the above benefits are subject to the executive’s execution of a general release of claims in our favor.

For purposes of the agreements, “cause” means a finding that the executive has (i) been convicted of a felony or crime involving moral turpitude; (ii) disclosed trade secrets or confidential information to persons not entitled to receive such information; (iii) engaged in conduct in connection with his employment that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company, including act(s) of fraud, embezzlement, misappropriation and breach of fiduciary duty; (iv) violated our operating and ethics policies in any material way, including those relating to sexual harassment and the disclosure or misuse of confidential information; (v) engaged in willful and continued negligence in the performance of the duties assigned to him, after he has received notice of and failed to cure such negligence; or (v) breached any material provision of any agreement between the executive and our Company, including any confidentiality agreement. “Good reason” means (i) a substantial and material diminution in the executive’s duties or responsibilities; (ii) a material reduction in his base salary; or (iii) the relocation of his principal place of employment to a location more than 50 miles from the prior location. “Change in control” means (i) the acquisition by a person or group of more than 50% of the voting power of our stock (other than a change resulting from the death of a stockholder or a transaction in which we become a subsidiary of another corporation and, following the transaction, our stockholders prior to the transaction will beneficially own shares entitling such stockholders to more than 50% of the voting power of the parent corporation); (ii) the majority of members of our Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board prior to the date of the appointment or election; or (iii) the consummation of (A) a merger or consolidation with another corporation where our stockholders, immediately prior to the transaction, will not beneficially own, immediately following the transaction, shares entitling such stockholders to more than 50% of the voting power of the surviving corporation; (B) a sale or disposition of all or substantially all of our assets; or (C) our liquidation or dissolution.

In the event that Mr. Burns, Mr. Calcaterra or Mr. Gilliam would be subject to the excise tax imposed by Section 4999 of the Code and the net after‑tax benefit that he would receive by reducing such payments to the threshold level as determined by Section 280G of the Code is greater than the net after‑tax benefit the executive would receive if the full amount of such payments were made, then such payments will be reduced so that such payments do not exceed the threshold level as determined by Section 280G of the Code.

The following table provides information concerning the potential termination or change in control payments that would be made to each of our Named Executive Officers under the circumstances described above.  As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payment to the Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on December 31, 2017.  In the following table, we use the term “involuntary termination” to refer to a termination by us without cause or by the executive for good reason. Mr. Harrison, who retired as our Chief Financial Officer effective May 5, 2017, also had an executive severance and change in control agreement.  However, since he retired, he was not entitled to any payments or other benefits under that agreement.  Since Mr. Harrison did not receive any payments in connection with his retirement (other than the $3,000 of consulting fees reported in the Summary Compensation Table above) and he was not employed with the Company as of the end of 2017, he is excluded from the table below.

	Salary Severance ($)	Bonus Severance ($)	Stock Option Acceleration Value ($)(1)	Restricted Stock Unit Acceleration Value ($)(1)	Continuation of Healthcare Benefits ($)(2)	Total ($)
Thomas W. Burns
Death or Disability	—	—	—	—		—
Involuntary Termination	$900,000	—	$1,416,942	—	$31,845	$2,348,787
Involuntary Termination in Connection with a Change in Control	$1,200,000	$1,140,000	$1,416,942	—	$42,460	$3,799,402

Chris M. Calcaterra
Death or Disability	—	—	—	—		—
Involuntary Termination	$385,000	—	$229,000	—	$16,158	$630,158
Involuntary Termination in Connection with a Change in Control	$577,500	$288,750	$515,250	—	$24,237	$1,405,737

Joseph E. Gilliam
Death or Disability	—	—	—	$2,565,000		$2,565,000
Involuntary Termination	$360,000	—	—	$641,250	$16,158	$1,017,408
Involuntary Termination in Connection with a Change in Control	$540,000	$270,000	—	$2,565,000	$24,237	$3,399,237

(1)

Based upon the closing price of our common stock ($25.65) on December 29, 2017, which was the last trading day in 2017. Pursuant to the terms of Mr. Gilliam’s restricted stock unit award agreement, he will fully vest in his restricted stock unit award upon a termination of employment due to death or disability.

(2)	The reported value of these continued medical and dental coverage benefits is an estimate based upon the monthly cost of such benefits to the Company as of December 31, 2017.

Employee Benefit and Stock Plans

Our stockholders and Board of Directors previously adopted the 2001 Stock Option Plan (the “2001 Plan”), the 2011 Stock Plan (the “2011 Plan”), the 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) and the 2015 Employee Stock Purchase Plan (the “ESPP”).

2015 Omnibus Incentive Compensation Plan

The 2015 Plan was approved and adopted by our Board of Directors on June 3, 2015, and was subsequently approved by our stockholders in June 2015.

The 2015 Plan provides us flexibility with respect to our ability to attract and retain the services of qualified employees, directors, and consultants, and to align the interests of these individuals with the interests of our stockholders.

As of December 31, 2017, we have reserved an aggregate of approximately 7.8 million shares of our common stock for issuance under the 2015 Plan, plus any shares of our common stock subject to stock options or similar awards granted under the 2001 Plan and 2011 Plan that expire or otherwise terminate without having been exercised in full, and shares of our common stock issued pursuant to awards granted under the 2001 Plan and 2011 Plan that are forfeited to or repurchased by us. As of December 31, 2017, we had approximately 4.2 million shares of common stock underlying unexercised options under the 2015 Plan. This number is subject to adjustment in the event of a stock dividend, spinoff, recapitalization, stock split, reclassification or exchange of shares, merger, reorganization, or consolidation or other change in our capital structure. To the extent that an award terminates, is repurchased by us, expires for any reason or becomes unexercisable without having been exercised in full, then any shares subject to the award may be used again for new grants. For stock appreciation rights (“SARs”) only the shares that are issued or delivered pursuant to the SARs will cease to be available for grant under the 2015 Plan. Shares tendered to us by participants to pay the exercise price of options or to satisfy tax withholding obligations with respect to an award will become available for use under the 2015 Plan.

The number of shares of our common stock reserved for issuance under the 2015 Plan will automatically increase on the first day of each fiscal year by (i) 5% of the total number of shares of our common stock outstanding on the last day of the preceding fiscal year, or (ii) a lesser number determined by our Board of Directors.

The 2015 Plan permits us to make grants of incentive stock options pursuant to Section 422 of the Code, non‑qualified stock options, and SARs. Incentive stock options may only be granted to our employees. Non‑qualified stock options and SARs may be issued to our employees, directors, or consultants. The option exercise price of each option and the base price of each SAR granted pursuant to the 2015 Plan may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option and SAR will be fixed by the Board of Directors or any committee or subcommittee of the Board of Directors chosen to administer the 2015 Plan.

The 2015 Plan permits us to make grants of restricted stock to our employees, directors, or consultants. During the period of restriction, employees, directors, or consultants holding restricted stock may exercise full voting rights with respect to those shares of our common stock, unless the 2015 Plan administrator determines otherwise, and will be entitled to receive all dividends paid with respect to such shares, provided that dividends that relate to restricted stock that vests based on the achievement of certain performance goals will not be paid until the restrictions on the underlying shares lapse.

The 2015 Plan also permits us to make grants of restricted stock units, or “RSUs”. RSUs may be granted to our employees, directors, or consultants. Payment of earned RSUs will generally be made as soon as practicable after the date(s) determined by the 2015 Plan administrator and set forth in the written RSU agreement, but in no event later than the 15th day of the 3rd calendar month of the year following the vesting date of the RSU. RSUs may be settled in cash, shares of our common stock, or a combination of both.

The 2015 Plan permits us to make grants of performance units and performance shares, which may be granted to our employees, directors, or consultants. Each performance unit will have an initial value that is established by the 2015 Plan administrator on or before the date of grant and each performance share will have an initial value equal to 100% of the fair market value of a share of our common stock on the date of grant. To earn performance units or performance shares, the 2015 Plan administrator may set performance objectives based upon the achievement of our Company‑wide, divisional, or business unit goals and/or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. Further, the 2015 Plan permits us to grant certain cash incentive awards, which may, in the 2015 Plan administrator’s sole and plenary discretion, be subject to the attainment of performance goals.

The 2015 Plan is administered by the Board of Directors or any committee or subcommittee of the Board of Directors chosen to administer the 2015 Plan, which has the authority to control and manage the operation and administration of the 2015 Plan. In particular, the 2015 Plan administrator has the authority to determine the persons to whom, and the time or times at which, incentive options, nonqualified stock options, restricted stock, SARs, RSUs, performance units, performance shares or cash incentive awards shall be granted. In addition, the 2015 Plan administrator has the authority to determine the number of shares to be subject to each award, and to determine the specific terms, conditions and restrictions of each award.

Unless provided otherwise within each written applicable award agreement, in the event a successor corporation does not assume or substitute for the award, the vesting of all options, restricted stock, SARs and RSUs granted under the 2015 Plan will accelerate in the event of a “change in control” (as defined in the 2015 Plan) effective as of immediately prior to the consummation of the change in control. With respect to awards with performance‑based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met. Such acceleration will not occur if awards granted under the 2015 Plan are to be assumed or substituted by the acquiring or successor entity (or parent thereof). In the event of an “involuntary termination” (as defined in the 2015 Plan) of a participant upon or within 12 months following a change in control, the vesting of all options, restricted stock, SARs and RSUs granted under the 2015 Plan will accelerate automatically and, with respect to awards with performance‑based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met.

The 2015 Plan administrator may from time to time alter, amend, suspend or terminate the 2015 Plan in such respects as they deem advisable, provided that no such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any participant under any awards previously granted without such participant’s consent. We will obtain stockholder approval of any such amendment to the extent necessary to comply with applicable law.

No awards may be granted under the 2015 Plan after June 3, 2025, which is the date that is 10 years from the date the 2015 Plan was adopted by our Board of Directors.

2011 Stock Plan

The 2011 Plan was approved and adopted by our Board of Directors on April 28, 2011, and was subsequently approved by our stockholders in July 2011.

As of December 31, 2017, we had approximately 2 million shares of common stock underlying unexercised options under the 2011 Plan. This number is subject to adjustment in the event of a recapitalization, stock split, reclassification, stock dividend or other change in our capitalization.  Upon the effective date of the 2015 Plan, our Board of Directors determined that no further awards would be granted under the 2011 Plan.

The option exercise price of each outstanding option granted pursuant to the 2011 Plan was determined by the Board of Directors and was not less than 100% of the fair market value of the common stock on the date of grant for incentive stock options and, for nonqualified stock options granted prior to our initial public offering, no less than the per share exercise price required by applicable law. Certain options granted under the 2011 Plan vest at a rate of no less than 20% per year over a period of five consecutive years. The term of each option was fixed by the 2011 Plan administrator and may not exceed 10 years from the date of grant. Options granted under the 2011 Plan may be exercised prior to the vesting date. If exercised early, shares issued upon exercise are subject to repurchase by us if the option holder terminates his or her service prior to the vesting date.

In the event of a corporate transaction (including without limitation a “change of control,” as defined in the 2011 Plan), each outstanding option will be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the successor does not agree to assume the award or to substitute an equivalent option, in which case such option will terminate upon the consummation of the transaction.

The Board of Directors may amend, modify or terminate any outstanding award, provided that no amendment to an award may substantially affect or impair the rights of a participant under any awards previously granted without his or her written consent.

2001 Stock Option Plan

The 2001 Plan was adopted by our Board of Directors on June 22, 2001, and was subsequently approved by our stockholders in June 2001.

As of December 31, 2017, we had approximately 0.8 million shares of common stock underlying unexercised options under the 2001 Plan. This number is subject to adjustment in the event of a recapitalization, stock split, reclassification, stock dividend or other change in our capitalization.  No awards could be granted under the 2001 Plan after June 22, 2011, the date that was 10 years from the date the 2001 Plan was adopted by our Board of Directors.

The option exercise price of each outstanding option granted pursuant to the 2001 Plan was determined by the Board of Directors, and was not less than 100% of the fair market value of the common stock on the date of grant for incentive stock options or 85% for non‑qualified stock options. The term of each option was fixed by the 2001 Plan administrator and could not exceed 10 years from the date of grant.

In the event of a merger, consolidation or similar event, each outstanding option shall be substituted for an equivalent option covering the number and kind of shares into which the shares of common stock of the Company are changed.  The Board of Directors may also amend, modify or terminate any outstanding award, provided that no amendment to an award may substantially affect or impair the rights of a participant under any awards previously granted without his or her written consent.

2015 Employee Stock Purchase Plan

The ESPP was approved and adopted by our Board of Directors on June 3, 2015, and was subsequently approved by our stockholders in June 2015.

The purpose of the ESPP is to retain and secure the services of our employees and employees of our designated affiliates, while providing incentives for such individuals to exert maximum efforts toward our success.

The ESPP authorizes the issuance of shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. As of December 31, 2017, we have reserved an aggregate of approximately 1.1 million shares of our common stock for issuance under the ESPP. This number is subject to adjustment in the event of a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split‑up, spin‑off, repurchase, exchange of shares of our common stock, stock dividend or other change in our capital structure. The number of shares of our common stock reserved for issuance will automatically increase on the first day of each fiscal year, from January 1, 2016, by (i) 1% of the total number of shares of our common stock outstanding on the last day of the preceding fiscal year, or (ii) a lesser number determined by the administrator of the ESPP. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

The ESPP will be administered by our Board of Directors or any committee designated by the board to administer the ESPP. The ESPP is implemented through a series of offerings of purchase rights to our eligible employees or eligible employees of any of our designated affiliates. Under the ESPP, we may specify offerings with duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering may have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by our Board of Directors or the administrator of the ESPP, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (i) 85% of the fair market value of a share of our common stock on the first date of an offering or (ii) 85% of the fair market value of a share of our common stock on the date of purchase.

Employees may have to satisfy one or more service requirements before participating in the ESPP, as determined by the administrator of the ESPP. No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock, determined based on the fair market value per share of our common stock at the time such purchase right is granted, for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has, or has the right to acquire, voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

In the event of a merger or change in control, any then‑outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within a specified period prior to such corporate transaction, and such purchase rights will terminate immediately. A change in control has the same meaning as such term in the 2015 Plan.

The administrator of the ESPP has the authority to amend or terminate our ESPP, provided that except in certain circumstances any such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

401(k) Plan

We maintain a tax‑qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. We are permitted to make profit sharing contributions to eligible participants, but we have not made any such contributions to date. We did not make matching contributions into the 401(k) plan prior to our 2017 fiscal year. However, beginning in 2017, the Company began contributing a $0.50 match for every $1.00 contributed by a participating employee up to 6% of their annual salary, with such Company contributions becoming vested when participating employees reach the 3-year anniversary from their date of hire, giving credit for past service. In the 2017 fiscal year, our matching contributions totaled approximately $1.0 million. Pre‑tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under

Sections 401(a) and 501(a) of the Code. As a tax‑qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Compensation Committee Interlocks and Insider Participation

Dr. Link and Messrs. Foley and Silverstein served as members of our Compensation, Nominating and Governance Committee during fiscal 2017. None of the members of our Compensation, Nominating and Governance Committee during fiscal 2017 was or is an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation, Nominating and Governance Committee.

CEO Pay Ratio – 34.7:1

We have designed our compensation plans to attract and retain top talent, align our employees with the goals and business strategy of our Company, and motivate our employees to perform in ways that enhance stockholder value.  We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees.  The Compensation Committee reviewed a comparison of our Chief Executive Officer's annual total compensation in fiscal year 2017 to that of all other Company employees for the same period.  The calculation of annual total compensation of all employees was determined in the same manner as the "Total Compensation" shown for our Chief Executive Officer in the "Summary Compensation Table" on page 35.  Pay elements that were included in the annual total compensation for each employee are:

•	Base salary as of December 31, 2017, annualized for those employees who were hired or left the Company mid-year

•	Actual performance bonus and/or actual commissions paid in 2017

•	Value of actual equity awards granted in 2017 (either new hire grant or annual grant), calculated based on grant date fair value

•	Company matching contributions to employees’ 401(k) plan contribution

Our calculation includes all global employees on payroll as of December 31, 2017.  All salaries were converted to US dollars, using conversion rates as of December 31, 2017.

We identified our median employee by: (i) calculating the annual total compensation described above for each of our employees, (ii) ranking the annual total compensation of all employees except for the Chief Executive Officer from lowest to highest, and (iii) identifying the median employee on that list.

The total annual compensation for fiscal year 2017 for our Chief Executive Officer was $5,024,212, and for the median employee was $144,595.  The resulting ratio of our CEO's pay to the pay of our median employee for fiscal year 2017 is 34.7 to 1.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to our non‑employee directors in the year ended December 31, 2017.

Name(1)	Fees earned or paid in cash ($)	Option awards(2) ($)	Total ($)
William J. Link, Ph.D.	$90,000	$166,464	$256,464
Mark J. Foley	60,000	166,464	226,464
David F. Hoffmeister	50,000	166,464	216,464
Gilbert H. Kliman, M.D.(3)	50,000	166,464	216,464
Jonathan T. Silverstein(4)	50,000	166,464	216,464
Marc A. Stapley	60,000	166,464	226,464
Aimee S. Weisner	50,000	166,464	216,464

(1)	The compensation information for Thomas W. Burns, our chief executive officer and a director, is set forth in the Summary Compensation Table with respect to our Named Executive Officers.
(2)

The amounts shown represent the grant date fair values of stock and option awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values of equity awards made to non-employee directors in 2017, see Note 7, Stock-based Compensation, to our Notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.  As of December 31, 2017, each of our non-employee directors held the following unexercised stock options:

Non-Employee Director	Shares Underlying Options
William J. Link, Ph.D.	65,000
Mark J. Foley	65,000
David F. Hoffmeister	65,000
Gilbert H. Kliman, M.D.	65,000
Jonathan T. Silverstein	65,000
Marc A. Stapley	65,000
Aimee S. Weisner	65,000

(3)	Dr. Kliman’s annual retainer is paid to InterWest Partners IX, LP, a stockholder of the Company with whom he is affiliated.
(4)	Mr. Silverstein resigned from the Board of Directors effective March 14, 2018. He served on the Board of Directors for all of fiscal 2017.

We reimburse our non‑employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors. We do not pay cash or equity compensation to our employee directors other than in their capacity as employees.

In July 2014, our Board of Directors approved the non‑employee director compensation program described below.

Director Compensation Program

Cash Compensation

All non‑employee directors are entitled to receive an annual $40,000 retainer for service as a Board member and an annual $10,000 retainer for each committee on which they serve as a member. In addition, non‑employee directors are entitled to receive the following additional cash compensation for their services as chairman of our Board or Board committees:

•	$40,000 per year for service as chairman of the Board;

•	$10,000 per year for service as chairman of the Audit Committee; and

•	$10,000 per year for service as chairman of the Compensation, Nominating and Governance Committee.

All cash payments to non‑employee directors are paid quarterly in arrears and pro‑rated for directors who join or leave the board mid‑year.

Equity Compensation

All non‑employee directors are entitled to receive the following equity compensation for their services:

•

initial grant of options to acquire 25,000 shares of common stock, which options will vest annually over a three‑year period such that they are vested in full on the three‑year anniversary of the grant date; and

•	annual grant of options to acquire 15,000 shares of common stock, which options will vest in full on the one‑year anniversary of the grant date.

Annual grant amounts will be pro‑rated for directors who join the Board mid‑year.

On December 13, 2017, the Board of Directors made a grant of options to acquire 15,000 shares of our common stock under our 2015 Omnibus Incentive Compensation Plan to each of our independent directors. All of these options have an exercise price of $25.77 per share, expire 10 years from the grant date, and vest in full on May 31, 2018, which is the one year anniversary of the Company’s 2017 Annual Meeting of Stockholders.

Also on December 13, 2017, the Board of Directors adopted a revised director compensation policy.  Under the new policy, which becomes applicable for the 2018 fiscal year, non-employee directors will receive initial and annual equity grants in the form of RSUs, rather than options to acquire shares of common stock.  The number of RSUs granted will be determined based upon a grant date value of $300,000, in the case of an initial grant, and $175,000 in the case of an annual grant.  The initial equity award will automatically be granted on the date the non-employee director becomes a member of the Board of Directors and will vest in substantially equal annual installments on each of the first three annual anniversaries of the grant date, subject to the non-employee director’s continued service through each vesting date.  The annual grants will occur automatically on the date of each annual meeting of stockholders, and will vest in one installment on the first anniversary of the grant date (or the date of the subsequent year’s annual meeting of stockholders, if earlier).

On December 13, 2017, the Board of Directors also adopted an equity election for non-employee directors with respect to their annual retainer fees. Beginning with the 2018 fiscal year, the non-employee directors have the right to elect to receive their annual retainers and any additional committee- or chairmanship-related annual retainers for a calendar year in the form of elective RSUs in lieu of cash, which RSUs would be granted on the first day of the calendar year and valued as of that date.  To provide additional incentive for the non-employee directors to elect equity, there is a 15% premium component to the conversion from the dollar amount of the retainers to the number of RSUs granted.  Any elective RSUs will vest in one installment on the first anniversary of the grant date, subject to the director’s continued service.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain four equity compensation plans: the 2001 Plan, the 2011 Plan, the 2015 Plan and the ESPP.

The following table sets forth, for each of our equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2017.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	7,199,860(1)	$21.36	4,281,395(2)
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	7,199,860	$21.36	4,281,395

(1)

Of these shares, 810,627 were subject to options then outstanding under the 2001 Plan, 2,001,205 were subject to options then outstanding under the 2011 Plan, and 4,214,552 were subject to options then outstanding under the 2015 Plan and 173,476 shares were subject to outstanding RSUs.  We no longer have the authority to grant awards under the 2001 Plan or the 2011 Plan.  These shares do not include any shares of common stock issuable under the ESPP.  We issue shares under the ESPP once every six months based on employee elections in the preceding six months.  Pursuant to the terms of the ESPP, the number of shares to be issued and the price per share is not determined until immediately before the date of issuance.

(2)

Represents 3,443,097 shares available for future issuance under the 2015 Plan, and 838,298 shares available for future issuance under the ESPP. Shares available under the 2015 Plan may be used for any type of award authorized in that plan, including stock options, stock appreciation rights, and full-value awards. The number of shares available for issuance under the 2015 Plan will automatically increase on the first day of each fiscal year by (i) 5% of the total number of shares of our common stock outstanding on the last day of the preceding fiscal year, or (ii) a lesser number determined by our Board of Directors.  Similarly, the number of shares available for issuance under the ESPP will automatically increase on the first day of each fiscal year by (i) 1% of the total number of shares of our common stock outstanding on the last day of the preceding fiscal year, or (ii) a lesser number determined by the administrator of the ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of April 5, 2018, by:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

The information below is based on 34,826,521 shares of our common stock outstanding as of April 5, 2018.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of April 5, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Glaukos Corporation, 229 Avenida Fabricante, San Clemente, California 92672.

	Amount of Beneficial Ownership	% of Class
>5% Stockholders
Janus Henderson Group plc(1)	5,098,591	14.6
Entities affiliated with Deerfield Mgmt, L.P.(2)	3,343,045	9.6
Entities affiliated with Capital World Investors(3)	2,740,000	7.9
T. Rowe Price Associates, Inc.(4)	2,469,338	7.1
The Vanguard Group(5)	2,388,105	6.9
William Blair Investment Management, LLC(6)	1,966,460	5.7
BlackRock, Inc.(7)	1,957,114	5.6
Named Executive Officers and Directors
Thomas W. Burns(8)	2,384,602	6.6
Chris M. Calcaterra(9)	335,900	1.0
Joseph E. Gilliam(10)	102,100	*
Richard L. Harrison(11)	204,180	*
William J. Link, Ph.D.(12)	147,146	*
Gilbert H. Kliman, M.D.(13)	1,077,112	3.1
Mark J. Foley(14)	56,667	*
David F. Hoffmeister(15)	56,667	*
Marc A. Stapley(16)	56,667	*
Aimee S. Weisner(17)	61,667	*
All executive officers and directors as a group (9 persons total)(18)	4,278,528	11.6

*  Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)

Beneficial ownership information for Janus Henderson Group plc (“Janus Henderson”) is as of December 31, 2017 and is based on information contained in the Schedule 13G (Amendment No. 1) filed with the SEC on February 12, 2018 by Janus Henderson.  Such form states that Janus has shared voting and dispositive power with respect to all of the shares listed in the table above.  Janus Henderson owns 100% of Janus Capital Management, LLC (“Janus Capital”) and other entities that serve as investment advisors to various fund, individual and/or institutional clients.  As a result of its role as investment adviser  or sub-adviser to these various clients, Janus Capital may be deemed to be the beneficial owner of the shares listed in the table above; provided, however, that Janus Capital has no right to receive any dividends or sale proceeds from such shares and disclaims any ownership associated with such rights.  The address for Janus Henderson is 201 Bishopsgate EC2M 3AE, United Kingdom.

(2)

Beneficial ownership information for Deerfield Mgmt, L.P. (“Deerfield Mgmt”) is as of December 31, 2017 and is based on information contained in the Schedule 13G (Amendment No. 1) filed with the SEC on February 14, 2018 by Deerfield Mgmt.  Such form states that the shares listed in the table above consist of (i) 2,162,951 shares held by Deerfield Partners, L.P., a Delaware limited partnership (“DPLP”), and (ii) 1,180,094 shares held by Deerfield International Master Fund, L.P., a British Virgin Islands limited partnership (“DIMF”).  Deerfield Mgmt serves as the general partner of DPLP and DIMF. Deerfield Management Company, L.P. serves as investment advisor to DPLP and DIMF. Additionally, such form states that James E. Flynn has shared voting and dispositive power over the shares listed in the table above. The address for such entities and persons is 780 Third Avenue, 37th Floor, New York, New York 10017.

(3)

Beneficial ownership information for Capital World Investors, a division of Capital Research and Management Company (“CRMC”), is as of December 29, 2017 and is based on information contained in the Schedule 13G (Amendment No. 1) filed with the SEC on February 14, 2018 by Capital World Investors. Such form states that the shares listed in the table above consist of shares over which Capital World Investors has sole voting and dispositive power. Capital World Investors is deemed to be the beneficial owner of the shares listed in table above as a result of CRMC and Capital International Limited providing investment management services.  Additionally, Capital World Investors holds more than five percent of the outstanding common stock of the Company on behalf of SMALLCAP World Fund, Inc., one of its clients. The address for this entity is 333 South Hope Street, Los Angeles, California 90071.

(4)

Beneficial ownership for T. Rowe Price Associates, Inc. (“T Rowe”) is as of December 31, 2017 and is based on information contained in the Schedule 13G filed with the SEC on February 14, 2018 by T Rowe.  Such form states that the shares listed in the table above consist of (i) 440,209 shares over which T Rowe has sole voting power and (ii) 2,469,338 shares over which T Rowe has sole dispositive power.  Such form further states that T Rowe is not the custodian of the assets of any of its clients; and thus only the client or the client’s custodian or trustee bank has the right to receive dividends or sale proceeds with respect to such shares. The address for this entity is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)

Beneficial ownership for The Vanguard Group, Inc. (“Vanguard”) is as of December 31, 2017 and is based on information contained in the Schedule 13G filed with the SEC on February 8, 2018 by Vanguard.  Such form states that the shares listed in the table above consist of (i) 55,571 shares over which Vanguard has sole voting power, (ii) 676 shares over which Vanguard has shared voting power, (iii) 2,333,482 shares over which Vanguard has sole dispositive power and (iv) 54,623 shares over which Vanguard has shared dispositive power.  Such form further states that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 53,947 shares of the Company’s stock as a result of its serving as investment manager of collective trust accounts, and that Vanguard investments Australia, Ltd., also a wholly-owned subsidiary of Vanguard, is the beneficial owner of 2,300 shares of the Company’s stock as a result of its serving as investment manager of Australian investment offerings. The address for such entity is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)

Beneficial ownership information for William Blair Investment Management, LLC (“Blair”) is as of December 31, 2017 and is based on information contained in the Schedule 13G (Amendment No. 1) filed by Blair with the SEC on February 13, 2018. Such form states that the shares listed in the table above consist of shares over which Blair has sole dispositive power, but that Blair has sole voting power over 1,823,102 of such shares. The address for this entity is 150 North Riverside Plaza, Chicago, Illinois 60606.

(7)

Beneficial ownership information for BlackRock, Inc. (“BlackRock”) is as of December 31, 2017 and is based on information contained in the Schedule 13G filed with the SEC on February 1, 2018 by BlackRock. Such form states that BlackRock has sole voting power over 1,902,794 of the shares listed in the table above and sole dispositive power over all of the shares listed in the table above.  Such form also states that BlackRock is reporting ownership of the shares listed in the table above as the parent holding company or control person of the following subsidiaries: BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association;

BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC. The address for such person is 55 East 52nd Street, New York, New York 10055.
(8)

Consists of (i) 1,548,648 shares issuable upon the exercise of options held by Mr. Burns that are currently exercisable or exercisable within 60 days of April 5, 2018, (ii) 238,107 shares held by the Burns Annuity Trust, of which Mr. Burns is a beneficiary and co‑Trustee, (iii) 120,000 shares held by the Burns Charitable Remainder Trust, of which Mr. Burns is a beneficiary and co‑Trustee, (iv) 277,847 shares held by the Burns Family Trust of which Mr. Burns is a beneficiary and co‑Trustee (v) 100,000 shares which are held by the Thomas W. Burns Irrevocable Trust, of which Mr. Burns is a beneficiary, and (vi) 100,000 shares held by the Janet M. Burns Irrevocable Trust, of which Mr. Burns is a trustee and Mr. Burns’ spouse is a beneficiary.

(9)	Includes 95,900 shares issuable upon the exercise of options held directly by Mr. Calcaterra that are currently exercisable or exercisable within 60 days of April 5, 2018.
(10)

Includes (i) 75,000 shares issuable upon the exercise of options held directly by Mr. Gilliam that are currently exercisable or exercisable within 60 days of April 5, 2018 and (ii) 25,000 shares that will be delivered to Mr. Gilliam upon the vesting of RSUs within 60 days of April 5, 2018.

(11)	Mr. Harrison retired from serving as the Company’s Chief Financial Officer effective May 5, 2017.
(12)

Consists of (i) 90,479 shares held by The Link Family Trust for the benefit of William J. Link, of which Dr. Link is a trustee, and (ii) 56,667 shares issuable upon the exercise of options held directly by Dr. Link that are currently exercisable or exercisable within 60 days of April 5, 2018. Dr. Link disclaims beneficial ownership of the shares held by The Link Family Trust, except to the extent of his proportionate pecuniary interest therein.

(13)

Includes (i) 1,018,362 shares owned by InterWest Partners IX, LP (“IWP9”) and (ii) 56,667 shares issuable upon the exercise of options held directly by Dr. Kliman that are currently exercisable or exercisable within 60 days of April 5, 2018. InterWest Management Partners IX, LLC (“IMP9”) is the General Partner of IWP9, and Dr. Kliman is a Managing Director of IMP9. Dr. Kliman disclaims beneficial ownership of the shares held by IWP9 and IMP9 as described above, except to the extent of his pecuniary interest therein. The address for Dr. Kliman is c/o InterWest Partners, 2710 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(14)	Consists of 56,667 shares issuable upon the exercise of options held directly by Mr. Foley that are currently exercisable or exercisable within 60 days of April 5, 2018.
(15)	Consists of 56,667 shares issuable upon the exercise of options held directly by Mr. Hoffmeister that are currently exercisable or exercisable within 60 days of April 5, 2018.
(16)	Consists of 56,667 shares issuable upon the exercise of options held directly by Mr. Stapley that are currently exercisable or exercisable within 60 days of April 5, 2018.
(17)

Consists of 5,000 shares over which Ms. Weisner shares voting and investment power and which are held by The Saeman-Weisner Family Trust, of which Ms. Weisner and her husband are co-trustees, and 56,667 shares issuable upon the exercise of options held directly by Ms. Weisner that are currently exercisable or exercisable within 60 days of April 5, 2018.

(18)

Includes 2,084,550 shares issuable upon the exercise of options (or the vesting of RSUs) held by the executive officers and directors that are currently exercisable or exercisable within 60 days of April 5, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership of our securities and changes in reported ownership. These persons are required by SEC regulations to furnish us with copies of all of these reports that they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, including any amendments thereto or written responses to annual directors’ and officers’ questionnaires that no other reports were required, during the fiscal year ended December 31, 2017, our officers, directors, and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except that a Form 4 was not filed by the Company on behalf of each of Thomas W. Burns and Chris M. Calcaterra within two days after each such executive officer received a grant of stock options. A Form 5 was instead filed by the Company on behalf of each such executive officer on February 9, 2018.

Report of the Audit Committee

The Audit Committee assists the Board in its oversight of the Company’s financial statements and reporting process, audit process and internal controls. The Audit Committee operates under a written charter adopted by the Board, which describes this and the other responsibilities of the Audit Committee.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2017, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard 1301, Communication with Audit Committees, as adopted by the PCAOB. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2017 Annual Report on Form 10‑K for filing with the SEC. The Audit Committee also appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 and is seeking ratification of such selection by the Company’s stockholders at the Annual Meeting.

AUDIT COMMITTEE

Marc A. Stapley (Chairman)
David F. Hoffmeister
Gilbert H. Kliman, M.D.
Aimee S. Weisner

March 13, 2018

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

PROPOSAL FOUR — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. We are not required to submit the appointment of Ernst & Young LLP for stockholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on the proposal at the Annual Meeting. If our stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its appointment of Ernst & Young LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and the best interests of our stockholders.

We expect one or more representatives of Ernst & Young LLP to participate in the Annual Meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The aggregate fees billed to us for the fiscal years ended December 31, 2017 and 2016 by our independent registered public accounting firm, Ernst & Young LLP, are as follows:

	2017	2016
Audit Fees(1)	$1,119,500	$547,610
Audit-Related Fees(2)	6,995	14,795
Tax Fees(3)	—	75,955
All Other Fees	—	—
Total Fees	$1,126,495	$638,360

(1)

Audit Fees represents the aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2017 and 2016, including attestation services relating to the report on our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 (for fiscal year ended December 31, 2017 only), for the reviews of our consolidated financial statements included in our Form 10-Q filings for each fiscal quarter, for statutory audits of our international operations, and for procedures performed with respect to registration statements.

(2)

Audit-Related Fees represents the aggregate fees billed to us by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit and review of our consolidated financial statements that are not already reported in Audit Fees.

(3)

Represents the aggregate fees billed to us by Ernst & Young LLP for professional services relating to tax compliance and tax advice. We did not incur any fees in this category for the fiscal year ended December 31, 2017.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.

The Audit Committee at least annually reviews and provides general pre-approval for the services that may be provided by the independent registered public accounting firm; the term of the general pre-approval is 12 months from the date of approval, unless the Audit Committee specifically provides for a different period. If the Audit Committee has not provided general pre-approval, then the type of service requires specific pre-approval by the Audit Committee.

The Audit Committee may delegate pre-approval authority to its Chairman. The Chairman must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. The annual audit services, engagement terms, and fees are subject to the specific pre-approval of the Audit Committee. All services performed and related fees billed by Ernst & Young LLP during fiscal 2017 and fiscal 2016 were pre-approved by the Audit Committee pursuant to regulations of the SEC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures Regarding Related Party Transactions

We have adopted a written related person transactions policy, which sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A “related person,” as determined prior to the beginning of our last fiscal year, includes any executive officer, director or nominee to become director, and any holder of more than 5% of our common stock, including any immediate family members of such persons. Any related person transaction may only be consummated if approved or ratified by our Audit Committee in accordance with the policy guidelines set forth below.

Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our Audit Committee for review and approval. In considering related person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to whether the terms of such transaction are no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In the event a director has an interest in the proposed transaction, the director must abstain from voting on the approval of the transaction but may, if so requested, participate in some or all of the Board’s discussions of the transaction.

Certain Relations and Related Party Transactions

The following is a summary of transactions since January 1, 2017 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements.

Investors’ Rights Agreement

We have entered into an amended and restated investors’ rights agreement, as amended, with certain of the holders of our outstanding common stock. These parties include affiliates of Meritech Capital Partners and affiliates of Orbimed, one of our executive officers, Mr. Calcaterra, and a trust affiliated with our executive officer and director, Mr. Burns. Such agreement provides, among other things, that certain holders of our common stock are entitled to rights with respect to the registration of their shares. These registration rights include the following provisions:

•

Demand Registration Rights. Certain holders of at least a majority of the shares having registration rights have the right to demand that we use our reasonable best efforts to file a registration statement for the registration of the offer and sale of shares having registration rights that are requested to be registered, provided the anticipated net offering proceeds are not less than $20.0 million. These registration rights are subject to specified conditions and limitations.

•

Form S-3 Registration Rights. At any time after we are qualified to file a registration statement on Form S-3, a stockholder with registration rights will have the right to request that we effect a registration of their shares on Form S-3 so long as the anticipated offering price is at least $1.0 million. We are obligated to use our best efforts to effect that registration. These registration rights are subject to specified conditions and limitations.

•

Piggyback Registration Rights. If we propose to file a registration statement under the Securities Act for our common stock, a stockholder with registration rights will have the right, subject to certain exceptions, to include their shares of common stock in the registration statement. These registration rights are subject to specified conditions and limitations.

•

Expenses. With certain exceptions, we are obligated to pay all expenses relating to any demand registrations, Form S-3 registrations and piggyback registrations, other than underwriting discounts and selling commissions.

IOP Sensor System Acquisition

On April 12, 2017, the Company entered into an IOP Sensor System Purchase Agreement (the “Purchase Agreement”), between the Company and DOSE Medical Corporation (“DOSE”), to purchase from DOSE its intraocular pressure (IOP) sensor system, including all patents, license rights and tangible assets, and to assume certain liabilities related thereto (collectively, the “IOP Sensor System”), for consideration consisting of an initial cash payment of $5.5 million, plus performance-based consideration of up to $9.5 million upon achievement of certain development, clinical and regulatory milestones. The Company completed the purchase of the IOP Sensor System concurrent with the execution of the Purchase Agreement. Thomas W. Burns and William J. Link, Ph.D., currently serve on the board of directors of DOSE and certain members of the Company’s management and Board of Directors hold an equity interest in DOSE.

Other Transactions

We have entered into an indemnification agreement with each of our directors and executive officers.

PROPOSALS OF STOCKHOLDERS AND DIRECTOR NOMINATIONS FOR 2019 ANNUAL MEETING

Requirements for Proposals to be Considered for Inclusion in Proxy Materials.  For your proposal to be considered for inclusion in the proxy statement for our 2019 annual meeting of stockholders, your written proposal must be received by our Secretary at our principal executive offices no later than December 19, 2018 and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.  If we change the date of the 2019 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, your written proposal must be received a reasonable time before we begin to print and mail our proxy materials for the 2019 annual meeting of stockholders.

Nominations of Director Candidates and Proposals Not Intended for Inclusion in Proxy Materials. If you intend to nominate an individual for election to our Board of Directors at our 2019 annual meeting of stockholders or wish to present a proposal at the 2019 annual meeting of stockholders but do not intend for such proposal to be included in the proxy statement for such meeting, our Bylaws require that, among other things, stockholders give written notice of the nomination or proposal to our Secretary at our principal executive offices no later than March 4, 2019 (the 45th day before the first anniversary of the date on which we first mailed proxy materials or a Notice of Internet Availability (whichever is earlier) for the Annual Meeting) nor earlier than February 2, 2019 (the 75th day before the first anniversary of the date on which we first mailed proxy materials or a Notice of Internet Availability (whichever is earlier) for the Annual Meeting. Notwithstanding the foregoing, in the event that we change the date of the 2019 annual meeting of stockholders to a date that is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, written notice by a stockholder must be given no earlier than the close of business 120 days prior to the date of the 2019 annual meeting of stockholders and no later than the close of business on the later of 90 days prior to the date of the 2019 annual meeting of stockholders or the tenth day following the day on which public announcement of the 2019 annual meeting of stockholders is made. Stockholder proposals not intended to be included in the proxy statement or nominations for director candidates that do not meet the notice requirements set forth above and further described in Section 2.4 of our Bylaws will not be acted upon at the 2019 annual meeting of stockholders.

OTHER MATTERS

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxyholders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1‑866-540-7095.

ANNUAL REPORT TO STOCKHOLDERS

Our 2017 Annual Report has been posted on our corporate website at http://investors.glaukos.com and on the Internet at www.proxyvote.com. For stockholders receiving a Notice of Internet Availability, instructions on how to request a printed copy of our proxy materials and 2017 Annual Report are included in the Notice of Internet Availability. Stockholders receiving a printed copy of this Proxy Statement have also received a copy of our 2017 Annual Report. We will provide, without charge, a copy of our 2017 Annual Report for the fiscal year ended December 31, 2017 (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to our Secretary the following address:

229 Avenida Fabricante

San Clemente, California 92672

San Clemente, California

April 18, 2018

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. GLAUKOS CORPORATION 229 AVENIDA FABRICANTE SAN CLEMENTE, CA 92672 During The Meeting - Go to www.virtualshareholdermeeting.com/GKOS2018 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E45472-P04421 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. GLAUKOS CORPORATION The Board of Directors recommends you vote FOR ALL the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of Directors Nominees: 01) 02) 03) Thomas W. Burns Gilbert H. Kliman, M.D. Marc A. Stapley The Board of Directors recommends you vote FOR proposal 2. For Against Abstain ! 2 Years ! 3 Years ! Abstain 2. Approval, on an advisory basis, of the compensation of the Company's named executive officers. The Board of Directors recommends you vote 1 YEAR on proposal 3: 1 Year ! ! For ! Against ! Abstain 3. Approval, on an advisory basis, of the frequency of future advisory votes on executive compensation. The Board of Directors recommends you vote FOR proposal 4: ! ! ! 4. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and 2017 Annual Report on Form 10-K are available at www.proxyvote.com. E45473-P04421 GLAUKOS CORPORATION Annual Meeting of Stockholders May 31, 2018, 9:00 AM, Pacific Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Chris Calcaterra and Robert L. Davis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of GLAUKOS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Time on May 31, 2018, via the Internet at www.virtualshareholdermeeting.com/GKOS2018, and any adjournment or postponement thereof. This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations included on the reverse side hereof. Whether or not direction is made, each of the named proxies is authorized to vote this proxy in his discretion on such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY. Continued and to be signed on reverse side